Exhibit 10.1

$57,500,000

AMENDED AND RESTATED

SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of December 21, 2011

among

DELTA PETROLEUM CORPORATION,

as Borrower,

and

THE GUARANTORS PARTY HERETO,

as Guarantors,

and

THE LENDERS PARTY HERETO

and

WHITEBOX ADVISORS LLC,

as Administrative Agent and Collateral Agent,

EXHIBITS:

Exhibit A: Form of Administrative Questionnaire

Exhibit B: Form of Assignment and Assumption

Exhibit C: Form of Borrowing Request

Exhibit D: Form of Compliance Certificate

Exhibit F: Form of Joinder Agreement

Exhibit H: Form of Lender Addendum

Exhibit I: Form of Note

EXHIBIT J: Form of Intercompany Note

Exhibit K: Form of Non-Bank Certificate

Exhibit L: 13 Week Budget

Exhibit M-1: Form of Monthly Variance Report

Exhibit M-2: Form of Weekly Variance Report

Exhibit M-3: Form of Monthly Forecast

Exhibit N: Form of POS Report

SCHEDULES:

Schedule A-1: First Day Orders

Schedule M: Milestones

Schedule 1.01(c): Subsidiary Guarantors

v

Schedule 3.03: Consents, Approvals

Schedule 3.05(b): Interests in Real Property

Schedule 3.06(c) No Material Violation of Intellectual Property

Schedule 3.07(a): Warrants, Options or Other Rights

Schedule 3.07(c): Organization Chart

Schedule 3.17: ERISA Events and Related Matters

Schedule 3.18: Certain Environmental and Real Property Related Matters

Schedule 3.19: Insurance

Schedule 3.24: Material Contracts

Schedule 6.01(b): Existing Indebtedness

Schedule 6.02(c): Existing Liens

Schedule 6.03(a): Existing Investments

AMENDED AND RESTATED SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT

AGREEMENT

This AMENDED AND RESTATED SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) dated as of December 21, 2011 among DELTA PETROLEUM CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I hereto), the Lenders (as defined herein), Whitebox Advisors LLC, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, on December 16, 2011 (the “Petition Date”), the Borrower and the Guarantors (collectively, the “Debtors” and each, individually, a “Debtor”) commenced Chapter 11 Case Nos. 11-14006 through 11-14013 as administratively consolidated at Chapter 11 Case No. 11-14006 (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) by filing separate voluntary petitions for reorganization under Chapter 11, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

WHEREAS, from and after the Petition Date, each Debtor will continue to operate its business and manage its property as a debtor and a debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

WHEREAS, prior to the Petition Date, the Prior Lenders (as defined herein) provided financing to the Borrower pursuant to that certain Third Amended and Restated Credit Agreement, dated as of December 29, 2010, among the Borrower, as borrower, the Prior Agents (as defined herein) and the Prior Lenders (as amended, restated, supplemented or otherwise modified prior to the Petition Date, the “Pre-Petition Credit Agreement”).

WHEREAS, the Borrower has requested that the Lenders provide a senior secured debtor-in-possession credit facility to the Borrower in an aggregate principal amount of $57,500,000 to refinance the loans and other obligations outstanding under the Pre-Petition Credit Agreement and fund the working capital requirements and other financing needs of the Borrower and its Subsidiaries during the pendency of the Chapter 11 Cases and to be used in accordance with Section 3.12 herein.

WHEREAS, the Lenders are willing to provide such financing subject to the terms and conditions hereof, including without limitation, that (i) $39,473,419.05 of such new loans are used to refinance the loans and other obligations outstanding under the Pre-Petition Credit Agreement in full and (ii) all of the Prior Agent’s and Prior Lenders’ security interests, Liens and mortgages granted by Loan Parties under the Pre-Petition Credit Agreement and the other Pre-Petition Loan Documents are deemed assigned to the Collateral Agent and Lenders, respectively, to secure the Obligations hereunder;

WHEREAS, the Administrative Agent, Lenders (via Lender Addendums) and the Loan Parties entered into that certain Credit Agreement dated as of December 19, 2011 to evidence such financing (“Initial Credit Agreement”);

WHEREAS, the Administrative Agent, Lenders and the Loan Parties have agreed to amend, restate and replace the Initial Credit Agreement with this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms.

“13-Week Budget” shall mean a 13-week cash flow forecast for the Loan Parties substantially in the form attached hereto as Exhibit L or such other form as shall be reasonably acceptable to the Administrative Agent. As used herein, “13-Week Budget” shall initially refer to the “13-Week Budget” delivered by the Borrower to the Administrative Agent and the Lenders on the Closing Date as authorized by the Interim Order and, thereafter, the most recent 13-Week Budget delivered by the Borrower to the Administrative Agent in accordance with Section 5.01(i).

“363 Sale” shall mean a sale of all or substantially all of the assets of the Borrower and its Subsidiaries pursuant to Section 363 of the Bankruptcy Code.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of Collateral Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Advance” shall mean any of the First Advance, the Second Advance or the Third Advance.

“Advisors” shall mean (a) outside legal counsel (including local counsel), auditors, accountants, consultants, appraisers or other advisors of the Administrative Agent and (b) outside legal counsel of the Collateral Agent.

“AFE” means an authorization for expenditure representing an estimate of work to be performed for a specific drilling, completion or other operation; provided that AFEs will not include COPAS overhead or other similar expenses related to Borrower’s own overhead expense.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.06, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean the Collateral Agent and the Administrative Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Anti-Terrorism Laws” shall mean any requirement of law related to terrorism financing or money-laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“Patriot Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Purchase Agreement” shall mean an Asset Purchase Agreement, by and among purchaser, the Borrower, as seller, and Administrative Agent, in its discretion for certain limited provisions thereof, evidencing, together with the corresponding sale order, the terms and conditions of the 363 Sale.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property (excluding sales of inventory and dispositions of Cash Equivalents, in each case, in the ordinary course of business and also excluding sales of receivables made in the ordinary course of business pursuant to customer initiated discounting programs), by Borrower or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, in each case, to any person other than (i) the Borrower or (ii) any Guarantor.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of each party whose consent is required by Section 11.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Assignment Documentation” has the meaning set forth in Section 4.01(n) hereof.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of: (i) the Stated Maturity Date and (ii) the date of termination of the Commitments of all Lenders.

“Avoidance Actions” shall mean any and all claims or causes of action arising under Chapter 5 (other than Section 506(c) or Section 724(a)) of the Bankruptcy Code to avoid transfers, preserve or transfer liens or otherwise recover property of the estate and the proceeds thereof and property received thereby whether by judgment, settlement or otherwise. “Avoidance Actions” do not include claims or causes of action pursuant to Section 549 of the Bankruptcy Code and the proceeds thereof, to the extent the transfer avoided was of an asset otherwise constituting Collateral (as defined in the Pre-Petition Credit Agreement) or Collateral.

“Bankruptcy Code” shall have the meaning assigned to such term in the recitals hereto.

“Bankruptcy Court” shall have the meaning assigned to such term in the recitals hereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person and (ii) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean any Loan permitted to be made hereunder.

“Borrowing Availability” shall mean, as of any date of determination, the Total Commitment less Loan Exposure less the Carve-Out Reserve, subject to any limitations contained in the Financing Orders.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.01 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures (whether paid in cash or accrued as a liability) by Borrower and its Subsidiaries during such period, that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Borrower and its Subsidiaries.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve-Out” shall have the meaning assigned to such term in the Interim Order or, upon entry of the Final Order, in the Final Order.

“Carve-Out Reserve” shall mean, as of any date of determination, a reserve in an amount equal to the unpaid portion of the Carve-Out.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $1.0 billion with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Chapter 11 Case” and “Chapter 11 Cases” shall have the meaning assigned to each such term in the recitals hereto.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or for purposes of Section 2.15(a), by any lending office of such Lender or for purposes of Section 2.11(b), by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Closing Date” shall mean the first date on which all of the conditions set forth in Section 4.01 were satisfied as specified by the Administrative Agent.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning ascribed to “Pledged Collateral” in the Security Agreement, and, for the avoidance of doubt, shall include all real and personal property of the Loan Parties now owned or hereafter acquired and all other property of whatever kind and nature, in each case, that is pledged as collateral under any Security Document, the Financing Orders or any other order of the Bankruptcy Court in the Chapter 11 Cases; for the avoidance of doubt, “Collateral” shall include all prepetition real and personal property assets of the Loan Parties and all post petition real and personal property assets of the Loan Parties (including, without limitation, the Avoidance Actions).

“Collateral Account” shall mean a collateral account or sub-account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 9.01.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment” shall mean, with respect to each Lender, the Commitment of such Lender to fund its Pro Rata Share of the Term Loans in accordance with the provisions hereof. Each Lender’s Commitment is set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial aggregate amount of the Lenders’ Commitments is $57,500,000.

“Committee” shall mean the official committee of unsecured creditors formed in the Chapter 11 Cases.

“Communications” shall have the meaning assigned to such term in Section 11.01(f).

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Confidential Information” shall have the meaning assigned to such term in Section 11.12.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b), (e) and (f) of Section 6.02, the following conditions:

(a) the Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b) the Borrower shall maintain, to the extent it deems appropriate or is required by GAAP, cash reserves in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(c) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created by the Financing Orders and evidenced by the Financing Orders and/or the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created by the Financing Orders and evidenced by the Financing Orders and/or Security Documents.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“COPAS” means The Council of Petroleum Accountants Societies, Inc.

“Credit Extension” shall mean the making of any Loan by Lenders.

“Debt Issuance” shall mean the incurrence by Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debtor” and “Debtors” shall have the meaning assigned to each such term in the recitals hereto.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has notified the Administrative Agent, any Lender and/or the Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or such failure is subsequently cured or (e) in the case of a Lender that has a Commitment outstanding at such time, shall take, or is the Subsidiary of any person that has taken, any action or be (or is) the subject of any action or proceeding (i) under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) with respect to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Lender (or its direct or indirect parent), or for a substantial part of the property of such Lender; (iii) with respect to the winding-up or liquidation of such Lender, (iv) with respect to which such Lender makes a general assignment for the benefit of its creditors, become unable, admits in writing its inability or fails generally to pay its debt as they become due; or (v) takes any action for the purpose of effecting any of the foregoing.

“Development Plan” means the comprehensive plan or plans in effect from time to time with respect to the development of the Properties of Borrower and/or Loan Parties and any other expenditures that have been approved by Administrative Agent. A Development Plan shall provide for, among other things, the location, timing and estimated costs of Wells to be drilled or recompleted.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the latest Stated Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the latest Stated Maturity Date, or (c) contains any repurchase obligation other than repurchase obligations with respect to Borrower’s common Equity Interests issued to employees and directors of Borrower and its Subsidiaries upon death, disability, retirement, severance or termination of employment or service and which provide that any repurchase obligation shall not be effective during the continuance of an Event of Default or if such repurchase of Borrower’s Equity Interests would not otherwise be permitted by this Agreement or would result in an Event of Default under this Agreement and customary change of control or asset sale proceeds repurchase obligations and which may come into effect prior to payment in full of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable and for which no events or claims that could give rise thereto are then pending or outstanding).

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Effect of Bankruptcy” shall mean, with respect to any obligation, contract or agreement to which the Borrower or any Subsidiary of Borrower is a party, any default or other legal consequences arising on account of the commencement or the filing of the Chapter 11 Cases, as applicable (including the implementation of any stay), or the rejection of any such obligation, contract or agreement with the approval of the Bankruptcy Court if required under applicable law.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund (d) ZCOF and any wholly-owned single purpose subsidiary of ZCOF formed for the purpose of taking assignments of any Loans hereunder and (e) any other person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default or an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (ii) a sponsor or prospective sponsor or any of their respective Affiliates with respect to a Reorganization Plan (other than ZCOF and any wholly-owned single purpose subsidiary of ZCOF formed for the purpose of taking assignments of any Loans hereunder) and (iii) a bidder or prospective bidder or any of their respective Affiliates with respect to the sale of substantially all of the Borrower’s assets as contemplated hereunder (other than ZCOF and any wholly-owned single purpose subsidiary of ZCOF formed for the purpose of taking assignments of any Loans hereunder).

“Embargoed Person” shall have the meaning assigned to such term in Section 6.19.

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equipment” shall have the meaning assigned to such term in the UCC.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on, or issued after, the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) failure by a Plan to satisfy the minimum funding requirements of Sections 412 and 430 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Company or any of its ERISA Affiliates from the PBGC or a plan administrator (pursuant to Section 4041(1)(2) of ERISA) of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Plan in contravention of Section 206(g) of ERISA; and (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan which could reasonably be expected to result in liability to Company or any Guarantor.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, branch profits or franchise taxes imposed on (or measured by) its overall net income or overall gross income (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or is otherwise doing business (other than a business deemed to arise as a result of the transactions contemplated by this Agreement), (ii) in the case of any Lender, in which its applicable lending office is located or (iii) as the result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising as a result of the transactions contemplated by this Agreement), (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15 or a participant pursuant to Section 2.13(c) upon a Default of the Borrower), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Foreign Lender was entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a), (c) any Taxes that are attributable to the failure to comply with Section 2.14(e) or (f) and (d) any Taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with). It is understood and agreed, for the avoidance of doubt, that any U.S. Federal withholding tax imposed on a Foreign Lender (including an assignee) as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax.

“Executive Orders” shall have the meaning assigned to such term in Section 6.17.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Administrative Agent Fee.

“Final Order” shall mean, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after a formal hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be substantially in the form of the Interim Order and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent, and from which no appeal or motion to reconsider has been timely filed (or any such appeal or motion has been conclusively resolved in favor of the Borrower) and such order in any respect is not subject of a stay or injunction pending appeal (unless the Administrative Agent and the Required Lenders waive such requirement), together with all extensions, modifications, amendments or supplements thereto, in form and substance reasonably satisfactory to the Administrative Agent, which, among other matters but not by way of limitation, authorizes the Borrower and/or Guarantors to obtain credit, incur (or guaranty) Indebtedness, grant Liens under this Agreement and the other Loan Documents, as the case may be, approves this Agreement and the other Loan Documents, grants Superpriority Claims to the Lenders and approves the Assignment Documentation and the assignment evidenced thereby.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Financing Orders” shall mean the Interim Order, the Final Order and any amendment, modification or supplement thereto in form and substance reasonably acceptable to the Administrative Agent.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Advance” shall have the meaning set forth in Section 2.02 hereof.

“First Day Orders” shall mean the First Day Orders set forth on Schedule A-1, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Lender” shall mean any Administrative Agent or Lender that is not a “United States person” within the meaning of Section 7701(a) (30) of the Code.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is not a Domestic Subsidiary.

“Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality or regulatory body or any subdivision thereof.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Guarantors.

“Guarantors” shall mean each Subsidiary listed on Schedule 1.01(c), and each other Subsidiary that is or that becomes a party to this Agreement as a Guarantor pursuant to Section 5.11.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, puts forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor. In no event will obligations or liabilities in respect of any Qualified Capital Stock constitute Indebtedness hereunder.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Independent Engineer” shall mean Netherland Sewell and Associates, Inc. (NSAI).

“Independent Engineering Report” means a report, in form and substance satisfactory to Administrative Agent, prepared by an Independent Engineer, addressed to Administrative Agent with respect to the Oil and Gas Properties owned by the Loan Parties (or to be acquired by any Loan Party), which report shall (a) specify the location, quantity, and type of the estimated Proved Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on product price and cost escalation assumptions specified by Administrative Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by Administrative Agent.

“Initial Credit Agreement” has the meaning set forth in the Recitals hereto.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit J or such other form as is agreed to by the Administrative Agent.

“Interest Payment Date” shall mean (i) the last Business Day of the calendar month to occur during any period in which any portion of the Term Loan is outstanding and (ii) the Stated Maturity Date.

“Interim Order” shall mean collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), which, among other matters, but not by way of limitation, grants a Superpriority Claim to Lenders, approves the Assignment Documentation and the assignment evidenced thereby, authorizes, on an interim basis, the Borrower and the other Loan Parties to execute and perform under the terms of this Agreement and the other Loan Documents and is not be subject to any stay or injunction or otherwise subject to reversal on appeal as to any Loans funded hereunder, together with all extensions, modifications, amendments and supplements thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Internal Engineering Report” means a report, in form and substance satisfactory to Administrative Agent, prepared by Borrower and certified by a Responsible Officer of Borrower, addressed to Administrative Agent with respect to the Oil and Gas Properties owned by the Loan Parties (or to be acquired by the Loan Parties) which report shall (a) specify the location, quantity, and type of the estimated Proved Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on product prices and cost escalation assumptions specified by Administrative Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by Administrative Agent or any Lender.

“Investments” shall have the meaning assigned to such term in Section 6.03.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit H, to be executed and delivered by such Lender on the Closing Date as provided in Section 11.14.

“Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities (other than securities representing an interest in a joint venture), any purchase option, call or similar right of a third party with respect to such securities.

“Lien Assignment Agreements” shall mean any agreements, documents or instruments (including without limitation, any amendment or assignment of Mortgage (as defined in the Pre-Petition Credit Agreement)) executed and/or delivered by Prior Agents and/or Prior Lenders, on the one hand, and Collateral Agent and Lenders, on the other hand, to further evidence the assignment to Collateral Agent and Lenders of the security interests, Liens and mortgages granted by Loan Parties under the Pre-Petition Credit Agreements and the Pre-Petition Loan Documents, which assignment was effected pursuant to the Financing Orders and the Assignment Documentation.

“Loan Documents” shall mean this Agreement, the Notes (if any) and the Security Documents.

“Loan Exposure” shall mean, (i) with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender and (ii) with respect to the Lenders, collectively, at any time, the aggregate principal amount at such time of all outstanding Loans of the Lenders. The outstanding Loans referenced herein shall include any amounts applied by Lenders to refinance the loans and other obligations under the Pre-Petition Credit Agreement.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Change” shall have the same meaning as Material Adverse Effect.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties (taken as a whole) to perform any of their obligations under any Loan Document; or (c) material impairment of the rights of or benefits or remedies available to the Lenders, the Collateral Agent or the Administrative Agent under any Loan Document; provided that a Material Adverse Effect shall not be deemed to exist as a result of the Chapter 11 Cases, the events leading to the Chapter 11 Cases or the Effect of Bankruptcy.

“Maturity Date” shall have the same meaning as Stated Maturity Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Milestones” shall mean certain milestones related to a sponsorship of a plan of reorganization and subsequent filing of a disclosure statement with respect thereto or the sale of all or substantially all of the Debtors’ assets pursuant to Section 363 and/or Section 1123 of the Bankruptcy Code and the Chapter 11 Cases, as set forth on Schedule M (unless extended or modified (but not shortened) with the consent of the Administrative Agent).

“Monthly Forecast” means a business plan and projected operating budget for the Borrower and its Subsidiaries for a period of four (4) months after the Petition Date, broken down by month, including income statements, balance sheets, cash flow statements, projected capital expenditures, asset sales, cost savings and head count reductions, targeted facility closures, targeted facility idlings and other milestones, a line item for total available liquidity for the period covered thereby and setting forth the anticipated uses of the Loan proceeds for such period (which shall be consistent with Section 5.08 hereof) and such other business plan metrics as are mutually agreed by the chief financial officer of Borrower and the Administrative Agent. As part of the Monthly Forecast, the chief financial officer of Borrower shall certify that the Monthly Forecast has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation. The Monthly Forecast shall be reasonably acceptable to the Administrative Agent and the Required Lenders.

“Monthly Variance Report” shall have the meaning assigned to such term in Section 5.01(i).

“Moody’s” shall mean Moody’s Investors Service Inc. or any successor by merger or consolidation to its business.

“Mortgaged Property” shall mean (a) the Real Property identified on Schedule 3.05(b) and (b) each Real Property, if any, which shall be required to be mortgaged after the Closing Date pursuant to Section 5.11(c).

“Mortgage” means each of the mortgages or deeds of trust executed by any one or more of Borrower, a Guarantor or any of their respective Subsidiaries in favor of Administrative Agent or Collateral Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D of the Pre-Petition Credit Agreement or such other form as may be requested by Administrative Agent, together with any assumptions or assignments of the obligations thereunder by Borrower, any Guarantor or any of their respective Subsidiaries, as amended, restated, supplemented and/or modified to date. “Mortgages” shall mean all of such Mortgages collectively.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Loan Party or any ERISA Affiliate is then making or accruing an obligation to make contributions; or (b) to which any Loan Party or any ERISA Affiliate has within the preceding five plan years made contributions.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale or any other liabilities retained by Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale and, to the extent such amount equals or exceeds $1,000,000, held in the Collateral Account (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within two (2) years of such Asset Sale and to the extent such amount equals or exceeds $1,000,000, held in the Collateral Account (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within two (2) years of such Asset Sale and placed in the Collateral Account, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any Debt Issuance or any issuance of Equity Interests by Borrower or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, the insurance proceeds, condemnation awards and other compensation received in cash in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds and the reasonable cost of putting any real property in a safe and secure condition, awards or other compensation in respect of such Casualty Event.

“Net Revenue Interest” means means, with respect to any Oil and Gas Property, the decimal or percentage share of Hydrocarbons produced and saved from or allocable to that Oil and Gas Property, after deduction of Royalty Interests and other burdens on or paid out of such production.

“Notes” shall mean any notes evidencing the Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit I.

“Obligations” shall mean (a) obligations of the Borrower and the other Loan Parties from time to time to pay (and otherwise arising under or in respect of the due and punctual payment of) (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Officer’s Certificate” shall mean, as to any person, a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or any one of the Financial Officers of such person, each in his or her official (and not individual) capacity.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

“Operator” means, with respect to the Properties, Borrower and any other operators, including contract operators, of the Properties approved by Administrative Agent. The Operators of each of the Properties as of the date of the Pre-Petition Credit Agreement are identified on Schedule IIL to the Pre-Petition Credit Agreement.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other List” shall have the meaning assigned to such term in Section 6.17.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including related interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document except for any such Taxes that are Other Connection Taxes or that are imposed with respect to an assignment.

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 11.16.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including, without limitation, an Environmental Permit.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Monthly Variance” shall have the meaning assigned to such term in Section 5.01(i).

“Permitted Senior Liens” shall mean Permitted Liens, but only to the extent such Liens are valid, enforceable, non-avoidable Liens and security interests that are perfected prior to the Petition Date (or perfected after the Petition Date to the extent permitted by Section 546(b) of the Bankruptcy Code), which are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law and which are senior in priority to the Liens under the Pre-Petition Credit Agreement under applicable law and after giving effect to any applicable subordination or intercreditor agreements.

“Permitted Tax Distributions” shall mean, (i) with respect to any period during which the Borrower or any Subsidiary of Borrower is treated as a disregarded entity for federal, state and/or local tax purposes, to the extent relating to the tax liability for such period, the payment of distributions by the Borrower or such Subsidiary of Borrower to Borrower in respect of Borrower’s tax liabilities solely as a result of the Borrower (or a Subsidiary of the Borrower) being a disregarded entity for federal, state and/or local tax purposes, in an amount not to exceed the amount of the relevant taxes that the Borrower (or a Subsidiary of the Borrower) would owe if it were filing a separate tax return with respect to such taxes less any such taxes that are paid or will be paid directly by the Borrower (or a Subsidiary of the Borrower) (as applicable), and (ii) for any period in which the Borrower or a Subsidiary of the Borrower is a member of a group filing consolidated, combined or unitary tax returns for which it is not the common parent, payments to the parent of such group to be used to pay the consolidated, combined, unitary or similar federal, state and/or local taxes attributable to the Borrower or such Subsidiary (as applicable) in an amount not to exceed the amount of the relevant taxes that the Borrower or such Subsidiary (as applicable) would owe if it were filing a separate tax return, taking into account any carryforwards or carrybacks of tax attributes (such as net operating losses) of the Borrower or such Subsidiary (as applicable) from other taxable years, less any such taxes that are paid or will be paid directly by the Borrower or such Subsidiary (as applicable).

“Permitted Variances” shall have the meaning assigned to such term in Section 5.01(ii).

“Permitted Weekly Variance” shall have the meaning assigned to such term in Section 5.01(ii).

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof, in any case, whether acting in a personal, fiduciary or other capacity.

“Petition Date” shall have the meaning assigned in the recitals hereto.

“PIK Interest” shall have the meaning assigned to that term in Section 2.06(a)(ii) hereof.

“Plan” shall mean any employee pension benefit plan (as defined in Section 3.2 of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Loan Party or its ERISA Affiliate or with respect to which any Loan Party or any ERISA Affiliate has within the preceding five (5) plan years been obligated to make contributions.

“Platform” shall have the meaning assigned to such term in Section 11.01.

“Property Operating Statement” or “POS” means a monthly statement substantially in the form of Exhibit N, and prepared by Borrower in accordance with Section 5.01(n)

“Pre-Petition” shall mean the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Pre-Petition Credit Agreement” shall have the meaning assigned in the recitals hereof.

“Pre-Petition Loan Documents” shall mean the Loan Documents (as defined in the Pre-Petition Credit Agreement).

“Prior Agents” shall mean the Administrative Agent and the Collateral Agent (each as defined in the Pre-Petition Credit Agreement).

“Prior Lenders” shall mean the “Lenders” from time to time party to the Pre-Petition Credit Agreement.

“Pro Rata Share” shall mean as to any Lender, at the relevant date of determination, the fraction (expressed as a percentage), the numerator of which is such Lender’s unfunded Commitment (if any) and outstanding Loans and the denominator of which is the aggregate amount of all of the Lenders’ unfunded Commitments and all of the outstanding Loans of the Lenders.

“Proceeding” shall mean, with respect to any person, any (a) insolvency, bankruptcy, receivership, reorganization, readjustment, composition or other similar proceeding relating to such person or its property or creditors in such capacity, (b) proceeding for any liquidation, dissolution or other winding-up of such person, voluntary or involuntary, whether or not involving insolvency or proceedings under the Bankruptcy Code, whether partial or complete and whether by operation of law or otherwise, (c) assignment for the benefit of creditors of such person or (d) other marshalling of the assets of such person.

“Property” or “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Proved Reserves” has the meaning given to that term in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress (the “SPE/WPC Definitions”) in effect from time to time; “Proved Developed Producing Reserves” or “PDP Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the SPE/WPC Definitions; “Proved Developed Non Producing Reserves” or “PDNP Reserves” means Proved Reserves which are categorized as both “Developed” and “Non Producing” in the SPE/WPC Definitions; and “Proved Undeveloped Reserves” or “PUD Reserves” means Proved Reserves which are categorized as “Undeveloped” in the SPE/WPC Definitions.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within ninety (90) days after such acquisition of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto and all improvements and appurtenant futures.

“Reference Rate” with respect to any period, the greater of (i) the prime rate of interest specified by the Wall Street Journal and (ii) the Federal Funds Effective Rate plus 0.055 per annum, in each case, from time to time as and when that rate changes. The Reference Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Reorganization Plan” shall mean a plan of reorganization in the Chapter 11 Cases of the Debtors.

“Reported Month” shall have the meaning given to such term in Section 5.01(n) hereof.

“Required Lenders” shall mean, at any time, Lenders having unfunded Commitments and outstanding Loans representing more than 50% of the sum of all unfunded Commitments of the Lenders and all of the outstanding Loans of the Lenders ; provided, that “Required Lenders” shall include not less than two (2) unaffiliated Lenders; provided, further, that the Loans and unfunded Commitments held or deemed held by any Defaulting Lender shall be excluded for purpose of making a determination of Required Lenders; provided, further, that the Loans and unfunded Commitments held or deemed held by any ZCOF Lender shall be excluded for purposes of making a determination of Required Lenders solely to the extent that (i) any determination of satisfaction or consent of, or direction with respect to, the Required Lenders is required pursuant to any Loan Documents (other than with respect to any amendment or modification that shortens the time period for compliance with respect to any Milestone, in which case, the ZCOF Lender shall be included for purposes of making a determination of Required Lenders with respect to such amendment or modification) or (ii) any amendment, waiver or modification of any Loan Document, does not in each case directly affect. in a disproportionate manner, any or all ZCOF Lenders as compared to the effect on other Lenders. For the avoidance of doubt, nothing in this definition or otherwise in the Loan Documents shall impair or otherwise restrict the rights of any ZCOF Lender, and each ZCOF Lender expressly retains the right, to consent to a waiver, amendment, supplement or modification with respect to those matters set forth in clauses (i) through (vii) of Section 11.02(b) hereof and the proviso following such clauses.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law (or official interpretation of any of the foregoing) of, and terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U and X, which is applicable to such Person.

“Reserve Report” means the Reserve Report dated September 7, 2011 from NSAI.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person or any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Royalty Interest” means (a) an expense-free interest retained by a mineral lessor in a Lease, (b) an overriding royalty reserved by or conveyed to a Person, or (c) any other expense¬free right to receive production or revenues from any Oil and Gas Property.

“S&P” shall mean Standard & Poor’s Rating Services, Inc., a division of the McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any person whereby Borrower or any of its Subsidiaries shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sales Volumes” means, with respect to any or all of Borrower’s Oil and Gas Properties, the product of Borrower’s Net Revenue Interest multiplied by the gross volume of Hydrocarbons produced and saved from those Oil and Gas Properties

“SDN List” shall have the meaning assigned to such term in Section 6.17.

“Second Advance” shall have the meaning set forth in Section 2.02 hereof.

“Secured Obligations” shall mean the Obligations.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent and the Lenders.

“Securities Collateral” shall have the meaning assigned to such term in the applicable Security Agreement.

“Security Agreement” shall mean that certain Security Agreement, dated as of the Closing Date, among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Documents” shall mean, collectively, the Security Agreement, the Mortgages, the Financing Orders, Lien Assignment Agreements and each other security document, mortgage or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, Financing Orders, Lien Assignment Agreements, any mortgage (including without limitation, any Mortgage) or any other such security document or pledge agreement filed or to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement, Financing Orders, Lien Assignment Agreements or any mortgage (including without limitation, any Mortgage) and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest in or Lien on any Property as collateral for the Secured Obligations any property.

“Security Instruments” has the same meaning as Security Documents.

“Senior Convertible 3.75% Notes” shall mean the notes issued pursuant to that certain Indenture dated April 25, 2007 by and among Borrower (as issuer) and U.S. Bank, N.A. (as trustee).

“Senior 7% Notes” shall mean the notes issued pursuant to that certain Indenture dated March 15, 2005 by and among Borrower (as issuer) and U.S. Bank, N.A. (as trustee).

“Stated Maturity Date” shall mean June 30, 2012.

“Strategic Sales Process Information” shall mean (i) material non-public information regarding any Loan Party, a sponsor or prospective sponsor of a Reorganization Plan, or a bidder or prospective bidder with respect to the sale of substantially all of the Borrower’s assets or a potential asset sale or Reorganization Plan transaction or (ii) any other information that the Borrower determines in its reasonable and good faith discretion that the disclosure of which could reasonably be expected to have a material effect upon, or otherwise be material to, a Reorganization Plan or a sale of substantially all of the Borrower’s assets (as applicable), which information, in each case, has not previously been disclosed to (as applicable) any sponsor or prospective sponsor of a Reorganization Plan or a bidder or prospective bidder with respect to a sale the Borrower’s assets (or a potential asset sale or Reorganization Plan transaction).

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Superpriority Claim” means a claim against any Debtor which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including related interest, fines, penalties or additions to tax) with respect to the foregoing.

“Third Advance” shall have the meaning set forth in Section 2.02 hereof.

“Total Commitment” shall mean $57,500,000, as reduced on a dollar for dollar basis by the amount of the Term Loans made from time to time. The Term Loans shall include the amount of the Lenders’ funds used to refinance the loans and other obligations under the Pre-Petition Credit Agreement.

“Total Commitment Amount” shall mean $57,500,000.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents and the Chapter 11 Cases, including (a) the execution, delivery and performance of the Loan Documents; and (b) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Unsecured Bond Documents” shall mean the indentures, notes, agreements, documents and instruments that were entered into and/or delivered at any time in connection with the Unsecured Notes.

“Unsecured Notes” shall mean the Senior Convertible 3.75% Notes and the Senior 7% Notes.

“Weekly Variance Report” shall have the meaning assigned to such term in Section 5.01(ii).

“Wells” means any existing or future oil or gas well, salt water disposal well, injection well, water supply well or any other well located on or related to the Properties, and any facility or equipment in addition to or replacement of any well

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Interests” means the property interest which entitles the owner to explore and develop certain land for oil and gas productions purposes, whether under an oil and gas lease or unit, compulsory pooling order or otherwise.

“ZCOF” means Zell Credit Opportunities Master Fund, L.P.

“ZCOF Lender” means any of ZCOF or any of its Affiliates (including, without limitation, any wholly-owned single purpose subsidiary of ZCOF formed for the purpose of taking assignments of any Loans hereunder) that is a Lender.

SECTION 1.02 Intentionally Omitted

SECTION 1.03 Terms Generally.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the Closing Date, in each case unless otherwise agreed to by the Borrower and the Required Lenders.

SECTION 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

SECTION 1.06 Timing of Payment and Deliveries. Solely in connection with the payment of any obligation or the performance of any covenant, duty or obligation, if stated to be due on a day that is not a Business Day or delivery of any notice, document, certificate or other writing is stated to be required on a day that is not a Business Day, the date of such payment, performance or delivery shall be extended to the immediately succeeding Business Day.

SECTION 1.07 Reaffirmation and Grant of Security Interests. The parties hereby confirm that the security interests, Liens and mortgages of the Prior Agent and Prior Lenders have been assigned to Collateral Agent and Lenders, respectively, pursuant to the Assignment Documentation and the Financing Orders so as to preserve the perfection and priority of all security interests, Liens and mortgages granted by the Loan Parties under the Pre-Petition Credit Agreement and the Pre-Petition Loan Documents for the benefit of securing the Obligations hereunder.

SECTION 1.08 Reaffirmation and Grant of Security Interests. Each Guarantor, subject to the terms and conditions contained herein and in the other Loan Documents, has (i) guarantied the Obligations and (ii) created Liens in favor of the Collateral Agent for the benefit of the Secured Parties on certain Collateral to secure its obligations hereunder, under Section 7 hereof and under each other applicable Loan Document, respectively. Each Loan Party hereby acknowledges that it has reviewed the terms and provisions of this Agreement, the Financing Order and the Assignment Documentation and consents to assignment of security interests, Liens and mortgages set forth in the Assignment Documentation and agrees to execute and deliver any Lien Assignment Agreements requested by Collateral Agent to further evidence such assignment of security interests, Liens and mortgages. Each Loan Party hereby (i) confirms that all security interests, Liens and mortgages granted under the Pre-Petition Credit Agreement and the other Pre-Petition Loan Documents will secure the payment and performance of the Obligations, including, without limitation, the payment and performance of all such applicable Obligations that are joint and several obligations of any Loan Party now or hereafter existing and (ii) in addition thereto, grants to the Collateral Agent for the benefit of the Secured Parties a continuing Lien on, security interest and mortgage in, as applicable, such Loan Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of all applicable Obligations subject to the terms and conditions contained herein and in the Loan Documents (whether at stated maturity, by acceleration or otherwise). The aforesaid Liens and mortgages on the Collateral shall have the priorities set forth in the Financing Orders and shall be deemed automatically perfected without the need for the Agent or any other Secured Party to take any further action as provided under the Financing Orders.

SECTION 1.09 Amendment and Restatement. This Agreement amends, restates, and replaces the Initial Credit Agreement. Each reference to the “Agreement” or the “Credit Agreement” in the Loan Documents shall mean this Agreement.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments; Borrowing Procedure.

(a) Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally, and not jointly, agrees to make its Pro Rata Share of the Terms Loans available to the Borrower in Dollars during the Availability Period in accordance with this Section 2.01 and Section 2.02 hereof provided, however, (i) with regard to each Lender individually, the sum of such Lender’s Pro Rata Share of the aggregate principal amount of the outstanding Term Loans shall not at any time exceed such Lender’s Commitment, which is set forth in Schedule 4 attached hereto, (ii) with regard to the Lenders collectively, the sum of the aggregate principal amount of the outstanding Term Loans made (including, for the avoidance of doubt, all amounts applied to refinance the loans and obligations under the Pre-Petition Credit Agreement) shall not at any time exceed the Total Commitment Amount, (iii) in no event shall Loans be made hereunder in excess of the Borrowing Availability, (iv) the Lenders shall not be required to make more than three advances hereunder (and each of such advances shall be made in accordance with Section 2.02 hereof) and (v) the amount of Loans outstanding shall not exceed at any time the amount of Loans authorized to be made by the applicable Financing Orders. Upon any Lender funding its entire Commitment in accordance with the provisions hereof, such Lender will have no further commitment to fund Term Loans hereunder. The failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Amounts repaid or prepaid on any Term Loan may not be reborrowed.

(b) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit and/or remit the amounts so received to an account as directed by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower, severally, agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.01(c) shall cease.

(d) To request a Borrowing, the Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent three (3) Business Days before the date of the proposed Borrowing (or four (4) Business Days before the date of the proposed Borrowing if the Borrowing Request is received after 11 am ET by Administrative Agent). Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with the foregoing provisions of Section 2.01:

i.	the aggregate amount of such Borrowing;

ii.	the date of such Borrowing, which shall be a Business Day;

iii.	the location and number of Borrower’s account to which funds are to be disbursed;

iv.

with respect to the First Advance, that the conditions set forth in Sections 4.01 and 4.02 have been satisfied and with respect to the Second Advance and the Third Advance, that the conditions set forth in Section 4.02 have been satisfied, in each case, as of the date of the notice; and

v.

(A) with respect to the First Advance, the First Advance is being requested in accordance with the 13-Week Budget and the Loan proceeds with respect to such Advance shall be used consistent with the Monthly Forecast (to be delivered in accordance with Section 4.03 of this Agreement) and the 13-Week Budget (subject to Permitted Variances), (B) with respect to the Second Advance, the Second Advance is being requested in accordance with the Monthly Forecast and the 13-Week Budget and the Loan proceeds with respect to such Advance shall be used consistent with the Monthly Forecast and the 13-Week Budget (subject to Permitted Variances) and (C) with respect to the Third Advance, the Third Advance is being requested in accordance with the Monthly Forecast and the 13-Week Budget and the Loan proceeds with respect to such Advance shall be used consistent with the Monthly Forecast and the 13-Week Budget (subject to Permitted Variances).

(e) Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof.

SECTION 2.02 Loans.

(a) Subject to the other terms and conditions set forth herein (including without limitation, the provisions set forth in Section 2.01 hereof), the Term Loans shall be advanced to Borrower as follows:

(i) on the Closing Date, an initial Advance of the Term Loan in an amount equal to $44,973,419.05 provided that (i) the conditions set forth in Section 4.01 and 4.02 have been satisfied, (2) the making of such Advance shall be subject to the entry of and the applicable terms and conditions set forth in the Interim Order (if any) and (3) such Advance is consistent with the Monthly Forecast and the 13-Week Budget (subject to Permitted Variances) (“First Advance”);

(ii) after the Closing Date but prior to the expiration of the Availability Period, a second Advance under the Term Loan in an amount equal to the lesser of (x) $10,000,000 and (y) the remaining amount of Borrowing Availability provided that (1) the conditions set forth in Section 4.02 have been satisfied, (2) the Final Order has been entered, (3) such Advance is consistent with the Monthly Forecast and the 13-Week Budget (subject to Permitted Variances) and (4) the making of such Advance shall be subject to the applicable terms and conditions set forth in the Final Order (if any) (“Second Advance”);

(iii) after the Closing Date but prior to the expiration of the Availability Period, a third Advance under the Term Loan in an amount equal to the lesser of (x) $2,526,580.95 and (y) the remaining amount of Borrowing Availability provided that (1) the conditions set forth in Section 4.02 have been satisfied, (2) the Final Order has been entered, (3) such Advance is consistent with the Monthly Forecast and the 13-Week Budget (subject to Permitted Variances) and (4) the making of such Advance shall be subject to the applicable terms and conditions set forth in the Final Order (if any) (“Third Advance”).

SECTION 2.03 Funding Limitations. For the avoidance of doubt, Administrative Agent shall have no Commitments (to make Loans) in its capacity as Administrative Agent and Administrative Agent’s requirement to make Loans (from the Loan proceeds received from the Lenders) in accordance with the provisions hereof shall be limited to the funds that it receives from the Lenders (to fund such Loans).

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the unpaid principal amount of each Loan of such Lender on the Stated Maturity Date (or sooner in accordance with the provisions hereof). All payments or repayments of Loans made pursuant to this Section 2.04(a) shall be made in Dollars.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In the event of a conflict between records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit I. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered as signs).

SECTION 2.05 Fees.

(a) Administrative Agent Fee. The Borrower agrees to pay to the Administrative Agent (for its own account), upon entry of the Final Order in accordance with the provisions hereof, an administrative agent fee, in an amount equal to $85,000, which amount shall be fully earned and nonrefundable once paid (the “Administrative Agent Fee”).

(b) Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent.

SECTION 2.06 Interest on Loans.

(a) The Loans shall bear interest as follows:

(i) at a rate per annum equal to thirteen percent (13%), payable in cash in accordance with Section 2.06(d) hereof; plus

(ii) at a rate per annum equal to six percent (6%), which shall be paid in kind and capitalized (and thereby added to principal, which shall thereafter accrue interest) on the last day of each month (“PIK Interest”) provided that for purposes of calculating Borrowing Availability and the amount of unfunded Commitments, capitalized PIK Interest shall not reduce the amount of Borrowing Availability, the Total Commitment, the Total Commitment Amount or the amount of the Lenders’ respective Commitments.

(b) Reserved.

(c) Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, at the request of the Administrative Agent or the Required Lenders, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to, in the case of principal or premium, if any, of or interest on any Loan (or any other amount), 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section (in either case, the “Default Rate”).

(d) Accrued interest on the Loans shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.07 Termination and Reduction of Commitments.

(a) The Commitments shall automatically terminate on the Stated Maturity Date.

(b) At its option, the Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Commitments shall not be terminated or reduced if, after giving effect to such termination or reduction, the aggregate amount of Loan Exposures would exceed the aggregate amount of Commitments less the Carve-Out Reserve.

(c) The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments. Promptly following any reduction in Commitments in accordance with this Section 2.07(c), the Administrative Agent shall remit each Lender’s ratable share of such reduction in Commitments to such Lender.

SECTION 2.08 Reserved.

SECTION 2.09 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 or, if less, the outstanding principal amount of the Obligations.

(b) Loan Prepayments.

(i) In the event of the termination of all the Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Loans.

(ii) In the event of any partial reduction of the Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Lenders of the sum of the Loan Exposures after giving effect thereto and (y) if the sum of the Loan Exposures would exceed the aggregate amount of Commitments less the Carve-Out Reserve after giving effect to such reduction, then the Borrower shall, on the date of such reduction repay or prepay Loans, in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales. Subject to the Financing Orders and to the extent the Asset Sale in question is permitted under Section 6.04, not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Asset Sale (whether issued in accordance with a Reorganization Plan or otherwise) by Borrower or any of its Subsidiaries, the Borrower shall apply 100% of such Net Cash Proceeds to make prepayments of the Loans, if any are then outstanding, in accordance with Sections 2.09(h) and (i); provided that no such prepayment shall be required under this Section 2.09(c) with respect to (A) the disposition of property that constitutes a Casualty Event, (B) Asset Sales for fair market value resulting in no more than $100,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $200,000 in Net Cash Proceeds before the Stated Maturity Date or (C) any Asset Sale to the extent no Loans are then outstanding on the date of receipt of such Net Cash Proceeds; and

(d) Debt Issuance. Subject to the Financing Orders, not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance (whether issued in accordance with a Reorganization Plan or otherwise) by Borrower or any of its Subsidiaries, the Borrower shall make prepayments of the Loans, if any are then outstanding, in accordance with Sections 2.09(h) and (i) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e) [Reserved].

(f) Casualty Events. Not later than one (1) Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by Borrower or any of its Subsidiaries, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.09(h) and (i); provided that no such prepayment shall be required under this Section 2.09(f) with respect to any disposition of property which constitutes a Casualty Event resulting in no more than $100,000 in Net Cash Proceeds per Casualty Event and less than $500,000 in Net Cash Proceeds from Casualty Events in any fiscal year; provided, further:

(i) so long as no Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to purchase replacement assets or repair such assets and, in each case, otherwise in compliance with the terms of the Agreement no later than 365 days following the date of receipt of the entire amount of such proceeds; provided that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien granted pursuant to the Financing Orders or the Security Documents in favor of the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii) if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.09(f).

(g) [Reserved].

(h) Application of Prepayments.

(i) Subject to the provisions of this Section 2.09(h), prior to any optional or mandatory prepayment hereunder, the Borrower shall specify the amount of such prepayment in the notice of such prepayment pursuant to Section 2.09(i).

(ii) Amounts to be applied pursuant to this Section 2.09 to the prepayment of Loans shall be applied to the outstanding Term Loans without a reduction to the Commitments.

(i) Notice of Prepayment. The Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of the Term Loan to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each prepayment of any or all of the Term Loan shall be applied ratably to the Term Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.10 Reserved.

SECTION 2.11 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against property of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender any other condition affecting this Agreement made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered, it being understood that this Section 2.11 shall not apply to Taxes.

(b) If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall not begin earlier than the date of effectiveness of the Change in Law.

SECTION 2.12 Breakage Payments. In the event of the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense, if any, attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) days after receipt thereof.

SECTION 2.13 Payments Generally; Pro Rata Treatment; Sharing of Set Off.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.11, 2.12 or 2.14, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 3033 Excelsior Blvd., Minneapolis, MN 55416 (or to such deposit account as directed by Administrative Agent), except that payments pursuant to Sections 2.11, 2.12, 2.14 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars, except as expressly specified otherwise.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (subject to the priorities set forth in Section 9.03 in the case of proceeds received by the Administrative Agent in respect of any sale of, collection from or realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies) (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise (including by exercise of its rights under Section 9.1 of the Security Agreement), obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.13(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.13(c) to share in the benefits of the recovery of such secured claim.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.13(c), 2.13(d) or 11.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.14 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes; provided that if any Loan Party shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.14) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Loan Party shall make such deductions or withholdings and (iii) such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law and shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of Other Taxes paid by the Administrative Agent or such Lender, as the case may be and reasonable expenses arising therefrom or with respect thereto, whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate accompanied by reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14 and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate accompanied by reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within thirty (30) days of any such payment being due, by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the

Administrative Agent as will permit such payments under this Agreement to be made without withholding or at a reduced rate. Each Foreign Lender, on or before the date it becomes a Foreign Lender, shall to the extent it is legally entitled to do so (i) furnish two copies (which shall be accurate and complete, and originally executed) of either (a) U.S. Internal Revenue Service Form W-8BEN (or successor form), (b) U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in the case of (a) or (b), to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to payments hereunder, or (c), to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender, U.S. Internal Revenue Service Form W-8IMY (or any successor forms), together with any information, if any, such party chooses to transmit with such form, and any other certificate or statement of exemption required under the Code or the regulations issued thereunder, to establish that such party is not acting for its own account with respect to a portion of any such sums payable to such party, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by the Borrower or the Administrative Agent, provide a new Form W¬8BEN (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to confirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payments hereunder, or to establish that such party is not acting for its own account with respect to a portion of any such sums payable to such party; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code that is relying on the “portfolio interest exception” under Section 881(c) of the Code shall also furnish a “Non-Bank Certificate” in the form of Exhibit K if it is furnishing a Form W-8BEN. Each Foreign Lender that does not furnish Internal Revenue Service Form W-8ECI (or successor form) represents that, to its knowledge, any Fees paid hereunder are not attributable to services performed by such Lender in the United States.

(f) Any Administrative Agent or Lender that is not a Foreign Lender and is not an exempt recipient (as defined in Section 6049(b)(4) of the Code and the regulations issued thereunder) shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date it become a party hereto, and at such other times as may be necessary in the determination of the Borrower in its reasonable discretion, two U.S. Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such party.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including or prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Loan Party, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within a reasonable time (not to exceed twenty (20) days) after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.14(h) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential to the Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Loan Party the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been paid in the first instance.

SECTION 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation of Obligations. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (assuming for this purpose that the Loans of such Lender were being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.16 Reserved.

SECTION 2.17 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.13(c) but excluding Section 2.15(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fourth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a payment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender.

In the event that each of the Administrative Agent and the Borrower, each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share. The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies that the Borrower, the Administrative Agent, and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.17 shall be permitted under this Agreement, notwithstanding any limitations on Liens or the pro rata sharing provisions or otherwise.

SECTION 2.18 Reserved.

SECTION 2.19 Payment of Obligations. Upon the Stated Maturity Date, the Lenders shall be entitled to immediate payment of such Obligations then due and owing without further application to or order of the Bankruptcy Court, subject to the terms of the Loan Documents and the Financing Orders.

SECTION 2.20 No Discharge; Survival of Claims. Each Loan Party agrees that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a Reorganization Plan the Chapter 11 Cases (and each Loan Party pursuant to Section 1141(d)(4) of the Bankruptcy Code hereby waives any such discharge) and (b) the Superpriority Claim granted to the Agents and the Lenders pursuant to the Financing Orders and the Liens granted to the Agents pursuant to the Financing Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan in the Chapter 11 Cases.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 3.01 Organization; Powers. Each Loan Party (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has, upon the entry of the Financing Orders by the Bankruptcy Court, all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. On the Closing Date, there is no existing default under any Organizational Document of any Loan Party or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02 Authorization; Enforceability. Upon the entry of the Financing Orders by the Bankruptcy Court, the Transactions to be entered into by each Loan Party, including any Loans hereunder, are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. Subject to the entry of the Financing Orders by the Bankruptcy Court, this Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts. Except as set forth on Schedule 3.03, upon entry of the Financing Orders by the Bankruptcy Court, the Transactions, including any Loans hereunder, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary or desirable to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect or to the extent such noncompliance is permitted by the Bankruptcy Court, (b) will not violate the Organizational Documents of any Loan Party or any judgment, decree or order of any Governmental Authority that is binding on any Loan Party, (c) will not violate or result in a default (except in respect of the Unsecured Bond Documents) or require any consent or approval under any indenture, agreement, Organizational Document or other instrument binding upon any Loan Party or its property, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any property of any Loan Party, except Liens created by the Loan Documents and Permitted Liens (including pursuant to the Financing Orders).

SECTION 3.04 Financial Statements; Projections.

(a) The Borrower has heretofore delivered to the Lenders (i) the unaudited consolidated balance sheet as of October 31, 2011 and related statements of income and cash flows of Borrower and its consolidated Subsidiaries for the 10 months ended October 31, 2011 and (ii) the consolidated balance sheets and related statements of income and cash flows of the Borrower as of and for the fiscal year ended December 31, 2011 and the consolidated balance sheets and related statements of income and cash flows of Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, audited by and accompanied by the opinion of KPMG LLP, independent public accountants, and certified by the chief financial officer of the Borrower. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP (in the case of financial statements delivered pursuant to Sections 5.01(c), subject to normal year-end audit adjustments and the absence of footnotes) and present fairly and in all material respects the financial condition and results of operations and cash flows of the Borrower as of the dates and for the periods to which they relate. Except as set forth in such financial statements and other than the commencement of the Chapter 11 Cases, there are no post-Petition Date liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a post-Petition Date liability, other than liabilities under the Loan Documents.

(b) [Reserved].

(c) The forecasts of financial performance of the Borrower, including the 13-Week Budget delivered on the Closing Date (and the Monthly Forecast delivered in accordance with Section 4.03 hereof), projected income statements, statements of cash flows and balance sheets, and its subsidiaries furnished to the Lenders have been prepared in good faith by the Borrower and based on assumptions believed by the Borrower to be reasonable (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

(d) [Reserved].

SECTION 3.05 Properties.

(a) Each Loan Party has good and indefeasible title to, or valid leasehold interests in all its Oil and Gas Properties as is customary in the oil and gas industry in all material respects , free and clear of all Liens except for Permitted Liens (including pursuant to the Financing Orders). Each Loan Party has good title to, or valid leasehold interest in, all of its other material Properties and any other property, or licenses or other rights to use, free and clear of all Liens except Permitted Liens (including pursuant to the Financing Orders) and minor irregularities or deficiencies in title or the chain of title that, individually or in the aggregate, do not in any material respect interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Loan Parties, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Loan Parties as presently conducted. Since December 31, 2009, neither the business nor the material Properties of each of the Loan Parties, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

(b) Schedule 3.5(b) contains a true and complete list of each interest in Real Property (i) owned by any Loan Parties as of the Closing Date and describes the type of interest therein held by such Loan Party and (ii) leased or subleased by any Loan Party, as lessee or sublessee as of the Closing Date and describes the type of interest therein held by such Loan Party.

(c) As of the Closing Date, no Loan Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event currently affecting all or any portion of its property.

(d) Each Loan Party owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Loan Party’s business as currently conducted. The use by each Loan Party of such Collateral and all such rights with respect to the foregoing does not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Loan Party’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) As far as each Loan Party is aware, the Equipment of each Loan Party is in good repair, working order and condition, reasonable wear and tear excepted. Each Loan Party shall use reasonable endeavors to cause the Equipment to be maintained and preserved in good repair, working order and condition, reasonable wear and tear excepted, and shall as quickly as commercially practicable make or cause to be made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of each Loan Party’s business except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.06 Intellectual Property.

(a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No written claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business , on and as of the Closing Date (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) that is necessary to the conduct of its business as currently conducted and (ii) all of the Loan Parties’ copyright registrations, patent registrations and trademark registrations are valid and in full force and effect.

(c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the Closing Date, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark , respectively, pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.6(c).

SECTION 3.07 Equity Interests and Subsidiaries.

(a) Equity Interests. Schedule 3.07(c) sets forth a list of (i) all the Subsidiaries of Borrower and their jurisdiction of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date. All Equity Interests of each Loan Party are duly and validly issued and are fully paid and non-assessable. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it pursuant to the Financing Orders or under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created pursuant to the Financing Orders and by the Security Agreement and Permitted Liens (including pursuant to the Financing Orders), and except as set forth on Schedule 3.7(a), on the Closing Date there are no outstanding warrants, options or other rights to purchase with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b) No Consent of Third Parties Required. Upon the entry of the Financing Orders by the Bankruptcy Court, no consent of any person including any Governmental Authority, any general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Administrative Agent in any Equity Interests pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Financing Orders or under the Security Agreement or the exercise by the Administrative Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c) Organizational Chart. An accurate organization chart, showing the ownership structure of the Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

SECTION 3.08 Litigation; Compliance with Laws.

(a) Except for the Chapter 11 Cases and for litigation that is stayed by the commencement and continuation of the Chapter 11 Cases, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any business, property or rights of any Loan Party (i) that challenge the enforceability or validity of any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for matters covered by Section 3.18, no Loan Party or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Loan Party’s Real Property or is in default with respect to any judgment, writ, injunction, decree, rule or order of any Governmental Authority, in each case where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 [Reserved].

SECTION 3.10 Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Financing Orders or the Security Agreement does not violate such regulations.

SECTION 3.11 Investment Company Act; Public Utility Holding Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds. The Borrower will use the proceeds of the Loans to refinance all loans and obligations outstanding under the Pre-Petition Credit Agreement and otherwise in a manner consistent with the Monthly Forecast, the 13-Week Budget (subject to Permitted Variances) and the Financing Orders for payment of (i) post-petition operating expenses and other working capital and financing requirements of the Borrower and the Guarantors, (ii) certain transaction and bankruptcy related fees, costs and expenses, (iii) the Carve-Out and (iv) Pre-Petition claims permitted by the Bankruptcy Court.

SECTION 3.13 Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party has (a) timely filed or caused to be timely filed all federal, state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown as due on any Tax Return) and all assessments received by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) any taxes, fees, or other charges, the nonpayment of which is required or permitted by the Bankruptcy Code. Each Company has made adequate provision in accordance with GAAP on its pro forma financial statements referred to in Section 3.04(b) for all material Taxes not yet due and payable as of the date of such financial statements. Each Loan Party is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.14 No Material Misstatements. No information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection or pro forma adjustment, each Loan Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

SECTION 3.15 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound where such termination or right of renegotiation could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.16 [Reserved].

SECTION 3.17 Employee Benefit Plans.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. Except as disclosed on Schedule 3.17, no ERISA Event (other than the commencement of the Chapter 11 Cases) has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 3.17, the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Borrower’s annual audited financial statements, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans by an amount that could reasonably be expected to have a Material Adverse Effect. The aggregate liabilities of each Loan Party or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

(b) To the extent applicable, except as could not reasonably be expected to have a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.

SECTION 3.18 Environmental Matters.

(a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) The Loan Parties and their businesses, operations and Real Property are and in the last three years have been in compliance with, and the Loan Parties have no liability under, Environmental Law;

(ii) The Loan Parties have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Loan Parties, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five (5) years;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Loan Parties or their predecessors in interest that could result in liability by the Loan Parties under Environmental Law;

(iv) There is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against the Loan Parties, or relating to the Real Property currently or formerly owned, leased or operated by the Loan Parties or relating to the operations of the Loan Parties, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(v) No person with an indemnity or contribution obligation to the Loan Parties relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b) Except as set forth in Schedule 3.18:

(i) No Loan Party is obligated to perform any material action or otherwise incur any material expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no Loan Party is conducting or financing any material Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii) No Real Property or facility owned, operated or leased by the Loan Parties and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by the Loan Parties or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii) No Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Property or property of the Loan Parties;

(iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and

(v) The Loan Parties have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Loan Parties concerning compliance with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Loan Parties.

SECTION 3.19 Insurance. Schedule 3.19 sets forth a true, complete and correct summary description of all insurance maintained by the Loan Parties as of the Closing Date. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid and no Loan Party has received notice of violation or cancellation thereof except, in such case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Mortgaged Property, and the use, occupancy and operation thereof, comply in all respects with all Insurance Requirements, and there exists no default under any material Insurance Requirement, except in each case to the extent the same could not reasonably be expected to have a Material Adverse Effect. Each Loan Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20 Legality; Validity and Enforceability of Liens. Upon entry of the Financing Orders by the Bankruptcy Court, the Secured Parties will have legal, valid and enforceable Liens having the priority specified in the Financing Orders on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral and the proceeds thereof.

SECTION 3.21 Foreign Assets Control Regulations. No Loan Party is, or will be after the consummation of the Transactions and the application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation in any material respect of, any United States Federal statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property.

SECTION 3.22 Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Anti-Terrorism Laws.

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.23 Gas Contracts. No Loan Party (a) is obligated in any material respect by virtue of any prepayment made under any contract containing “take or pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any Loan Party’s Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) except as has been disclosed to the Administrative Agent, has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under Requirements of Law.

SECTION 3.24 Material Agreements. Schedule 3.24 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof providing for, evidencing, securing or otherwise relating to any Indebtedness of any Loan Party, and all obligations of any Loan Party to issuers of surety or appeal bonds issued for account of any Loan Party, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Indebtedness or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Inbdebtedness or lease obligation. Also set forth on Schedule 3.24 is a complete and correct list, as of the date of this Agreement, of all material agreements of any Loan Party relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons and which either (a) has a term longer than 6 months or (b) provides for liabilities of any Loan Party in excess of $100,000 over any 12 month period. To the extent requested, Borrower has heretofore delivered to Administrative Agent a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to the Making of the First Advance. The obligation of each Lender to fund its Pro Rata Share of the First Advance shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. All legal matters incident to this Agreement, the Loans available hereunder and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated as of the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State of its jurisdiction of incorporation or organization, as applicable.

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated as of the Closing Date and signed by the executive vice president of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d).

(d) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of Davis Graham & Stubbs LLP, counsel for the Loan Parties.

(e) Fees. The Administrative Agent shall have received all Fees and other amounts due and payable on the Closing Date and, to the extent invoiced on or before the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable fees and expenses of Brown Rudnick LLP, counsel to the Administrative Agent, and the reasonable fees and expenses of any local counsel, appraisers, consultants and other advisors) incurred by the Agents prior to the Closing Date (for which the Borrower is required to reimburse Agents under the Loan Documents).

(f) Personal Property Requirements. To the extent requested by Administrative Agent, the Borrower shall have delivered to the Administrative Agent (except, in each case, if such item was previously delivered to the Prior Agent):

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note;

(iii) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Financing Orders or the Security Documents;

(iv) certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens or any other Liens acceptable to the Administrative Agent).

(g) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent.

(h) USA Patriot Act Information. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including the information described in Section 11.16.

(i) Budget & Monthly Forecast. The Administrative Agent shall have received a copy of the 13-Week Budget, in form and substance acceptable to the Administrative Agent.

(j) Chapter 11 Case Administration. Entry by the Bankruptcy Court of the Interim Order, by no later than five (5) days after the Petition Date in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, which date, at the request of the Borrower and with the consent of the Administrative Agent, may be extended up to an additional ten (10) Business Days.

(k) First Day Orders. All first day orders described on Schedule A-1 that are filed in the Chapter 11 Cases entered by the Bankruptcy Court shall be in form and substance reasonably satisfactory to the Administrative Agent.

(l) No Excess Cash. The Borrower shall have delivered an Officer’s Certificate to the Administrative Agent certifying that to the extent that the Loan Parties have any cash on hand on the Petition Date not subject to a Lien in favor of the Agent, such unencumbered cash is intended to be utilized or deemed utilized prior to the utilization of the proceeds from the First Advance (or any other Advance) in accordance with the Interim Order other than up to $1,000,000 held as cash collateral to secure letters of credit and other credit assessments.

(m) Reserved.

(n) Assignment Documentation. Prior Agents and Prior Lenders shall have executed and delivered assignment documents, in form and substance satisfactory to Administrative Agent, evidencing the assignment by Prior Agents and Prior Lenders to Collateral Agent and Lenders, respectively, of all security interests, Liens and mortgages granted by Loan Parties to Prior Agents and Prior Lenders under the Pre-Petition Credit Agreement and the other Pre-Petition Loan Documents (“Assignment Documentation”).

(o) Real Property. Administrative Agent shall have received a title report from Greenberg Traurig, LLP regarding the status of Borrower’s title to certain of the Mortgaged Properties in form and substance satisfactory to the Administrative Agent.

All obligations of the Agents and Lenders under this Agreement shall automatically terminate without any further action if the conditions required under this Section 4.01 (including, without limitation, Section 4.01(k)) have not been satisfied on or before December 31, 2011.

SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender to fund its Pro Rata Share of the Advances shall be subject to the prior or concurrent satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.01.

(b) No Default. The Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Loan and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date on which the Loan is made (after giving effect thereto) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it and no approvals from any Governmental Authority or third party approvals are necessary in connection with the making of the Advances.

(e) Bankruptcy Matters. At the time of the making of any Loan hereunder, (i) if such Loan is prior to the entry and effectiveness of the Final Order, the Interim Order shall not have terminated or expired, and the date of such Loan shall not be more than thirty (30) days from the entry and effectiveness of the Interim Order or more than thirty-five (35) days from the Petition Date, (ii) if such Loan is after the entry and effectiveness of the Final Order, the Final Order shall be effective, and shall not have been terminated or expired, (iii) no Financing Order shall have been vacated, reversed, stayed, amended, supplemented or otherwise modified (without the consent of the Administrative Agent), (iv) no motion for reconsideration of any Financing Order shall be pending, and (v) no appeal of any Financing Order shall be pending and no Financing Order shall be the subject of a stay pending appeal or a motion for a stay pending appeal.

(f) Budget. At the time of the making of a Loan, the amount of such Loan shall not be in excess of the amounts necessary to fund disbursements (in the aggregate) permitted under the most recently delivered 13-Week Budget in effect at such time, subject to any Permitted Variance under Section 6.07.

(g) Commitment. After giving effect to such Loan, the aggregate then outstanding principal amount of the Loans then outstanding shall not exceed the Commitment less the Carve-Out Reserve at such time.

Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of the corresponding Loan shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such Loan (both immediately before and after giving effect to such Loan and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied. The Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.07) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

SECTION 4.03 Condition Subsequent. By January 13, 2012, Borrower shall deliver to Administrative Agent the Monthly Forecast for the four (4) month period immediately following the Petition Date, which Monthly Forecast shall be in form and substance reasonably satisfactory to Administrative Agent and shall include at least the detail referenced in the attached in Exhibit M-3. Borrower’s failure to so deliver such Monthly Forecast shall constitute an Event of Default without notice or grace.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts due and payable under any Loan Document shall have been paid in full, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent and, upon the request of the Administrative Agent or any Lender, to each such Lender making the request to the Borrower or the Administrative Agent:

(a) Annual Reports. Within ninety (90) days after the end of each fiscal year, (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of KPMG LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agent, stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year and (iii) a consolidating balance sheet and statements of income separating out Borrower and the Subsidiaries, which shall be accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified on a basis consistent with audited financial statements in clause (i) above;

(b) [Reserved];

(c) Monthly Reports. Within thirty (30) days after the end of each fiscal month, the consolidated balance sheet of Borrower as of the end of such month and the related consolidated statements of income and cash flows of Borrower for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (c) above, a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and (ii) in the case of Section 5.01(a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge that any Default under Section 6.07 has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(e) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a) above, a certificate of a Financial Officer (i) updating, to the extent necessary, to reflect (A) any changes to the names or locations of any Loan Party or (B) any other information reasonably required by the Administrative Agent with respect to the Collateral or (ii) confirming that there has been no change in such information since the Closing Date or the latest supplement to the schedules to this Agreement or Security Agreement, as applicable.

(f) Public Reports. As soon as reasonably practicable after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g) Management Letters. As soon as reasonably practicable after the receipt thereof by any Loan Party, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h) Reserved.

(i) 13-Week Budget; Operating Forecasts.

(i) Commencing on December 22, 2011 and on each Wednesday thereafter, furnish on or before 5:00 p.m., New York City time, to the Administrative Agent for prompt further distribution to each Lender, (A) an updated 13-Week Budget (covering the period beginning on the Monday immediately preceding the Wednesday that such 13-Week Budget is delivered), in form and substance acceptable to the Administrative Agent and the Required Lenders, and (B) a report of net aggregate unfavorable variances of Net Operating Cash Flow (as defined in the 13-Week Budget) (the “Monthly Variance Report”) in the form attached hereto as Exhibit M-1 evidencing net unfavorable variances from budget for the prior four (4) week period as set forth in the prior 13-Week Budget (the “Permitted Monthly Variance”). It is hereby understood and agreed by the parties hereto and the Required Lenders that (x) the Required Lenders shall be deemed to have consented to such 13-Week Budget if the Required Lenders fail to submit to the Administrative Agent a written objection to such 13-Week Budget by 5:00 p.m., New York City time, on Monday of the following week; provided, that the Borrower delivers the 13-Week Budget in a timely manner in accordance with the first sentence of this clause (i) and (y) such 13-Week Budget shall not become the applicable 13-Week Budget until the Administrative Agent shall have delivered a notice of approval of such 13-Week Budget to the Borrower; provided, that if the Administrative Agent does not deliver a notice of approval to the Borrower, the previously delivered 13-Week Budget shall continue to constitute the applicable 13-Week Budget until a 13-Week Budget is agreed to among the Borrower and the Administrative Agent in accordance with this Section.

(ii) Commencing on December 22, 2011 and on each Wednesday thereafter, furnish to the Administrative Agent for prompt further distribution to each Lender (A) a comparison of actual to budgeted weekly results of operation for each prior four (4) week period, as applicable, (B) a report of weekly net aggregate unfavorable variances of Net Operating Cash Flow (the “Weekly Variance Report”) in the form attached hereto as Exhibit M-2 evidencing net aggregate unfavorable variances from budget per week (the “Permitted Weekly Variance”

and, together with the Permitted Monthly Variance, the “Permitted Variances”) and (C) a report containing a summary of accrued, but unpaid, professional fees and expenses of the Borrower, the Guarantors and the Committee incurred in the Chapter 11 Cases as of such date.

(j) Organization. Within sixty (60) days after the close of each fiscal year of Borrower, Borrower shall deliver an accurate organization chart as required by Section 3.07(c), or confirm that there are no changes to Schedule 3.07(c);

(k) Organizational Documents. As soon as reasonably practicable, provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Loan Party under any Organizational Document within fifteen (15) days after such Loan Party gives or receives such notice;

(l) Documents filed with the Bankruptcy Court or Delivered to the U.S. Trustee or Committee. Promptly, upon their being filed with the Bankruptcy Court, provide copies of all monthly reports as well as all pleadings, motions, applications, judicial information or other information with respect to each Loan Party’s financial condition filed by or on behalf of each Loan Party with the Bankruptcy Court or served by a Loan Party to or upon the United States Trustee (or any monitor or interim receiver, if any, appointed in the Chapter 11 Cases) or any Committee, at the time such document is filed with the Bankruptcy Court or served by a Loan Party to or upon the United States Trustee (or any monitor or interim receiver, if any, appointed in the Chapter 11 Cases) or any Committee, to the extent such document has not otherwise been served pursuant to an order of the Bankruptcy Court establishing notice procedures in the Chapter 11 Cases or otherwise.

(m) Oil and Gas Reserve Reports.

(i) As soon as available but in any event on or before April 1 of each year thereafter, an Independent Engineering Report dated effective as of the immediately preceding January 1st;

(ii) As soon as available but in any event on or before October 1 of each year an Internal Engineering Report dated effective as of the immediately preceding July 1st;

(iii) Such other information as may be reasonably requested by Administrative Agent or any Lender with respect to the Oil and Gas Properties ;

(iv) With the delivery of each Engineering Report, a certificate from a Responsible Officer of Borrower certifying that, to his knowledge and in all material respects:

(A) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (B) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Oil and Gas Properties evaluated in such Engineering Report which would require any Loan Party to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (C) none of its Oil and Gas Properties have been sold except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Required Lenders, (D) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (E) attached to the certificate is a list of all Persons disbursing proceeds to any Loan Party from its Oil and Gas Properties, and (F) except as set forth on a schedule attached to the certificate, at least 90% (by value) of the Proved Reserves (and associated Oil and Gas Properties) evaluated by such Engineering Report are pledged as Collateral for the Obligations.

(n) Property Operating Statement. On the twenty-fifth (25th) day of the month immediately following the Closing Date and continuing thereafter, within twenty-five (25) days after the end of each calendar month (such month being the “Reported Month”), a POS including attachments prepared by the Loan Parties detailing (A) Sales Volumes associated with cash payments received during the Reported Month, (B) all cash payments received during the Reported Month in respect of the Properties, and (C) Borrower’s aged accounts payable at the end of the Reported Month, and accompanied by a certification of a Responsible Officer, dated as of the date on which Administrative Agent receives the POS, and certifying that, to the knowledge of the Responsible Officer, no Event of Default exists under any of the Loan Documents.

(o) Production. As soon as available and in any event within 45 days after the end of each quarter, commencing with the quarter ending December 31, 2011, a report certified by a Responsible Officer of Borrower in form and substance satisfactory to Administrative Agent prepared by Borrower covering each of the Oil and Gas Properties of Loan Parties and detailing on a quarterly basis (A) the production, revenue, and price information and associated operating expenses for each such quarter, (B) any changes to any producing reservoir, production equipment, or producing well during each such quarter, which changes could reasonably be expected to cause a Material Adverse Change, and (C) any sales of any Loan Parties’ Oil and Gas Properties during each such quarter.

(p) Updated Development Plan. As long as there are outstanding Term Loans, contemporaneous with the delivery of each Reserve Report bearing an effective date as of January 1st of any year, Borrower will prepare and deliver to Administrative Agent a revised, proposed Development Plan covering at least the next twelve (12) months and setting forth all capital expenditure development projects proposed for that period, the anticipated timing of those projects, the net cost of each of those projects to Borrower and any other information that Administrative Agent may request. Each proposed modification to the Development Plan will be subject to the approval of Administrative Agent, and Borrower acknowledges that Administrative Agent is not required to approve any proposed modification to the Development Plan. Until Administrative Agent has approved a revised Development Plan, the most recent approved Development Plan (and all AFEs approved in connection with that most recently approved Development Plan) will remain in effect.

(q) Sale Process/Reorganization Plan. Borrower shall (i) keep Administrative Agent updated with respect to any developments with respect to the bankruptcy sale process, (ii) not later than three days prior to filing an asset purchase agreement and the corresponding motions and sale order with the Bankruptcy Court, Borrower shall deliver a draft of such asset purchase agreement, motion and sale order to Administrative Agent, (iii) keep Administrative Agent updated with respect to any developments with respect to the preparation and/or filing of a Reorganization Plan (if any) and (iv) not later than three days prior to filing a Reorganization Plan with the Bankruptcy Court, Borrower shall deliver a draft of such Reorganization Plan to Administrative Agent.

(r) Other Information. As soon as reasonably practicable, from time to time, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request, or that is provided to trustee and/or holders of the Unsecured Notes pursuant to any requirement substantially the same as this Section 5.01(m).

(s) Limitation on Information Disseminated. Notwithstanding anything herein to the contrary, to the extent that any ZCOF Lender shall be entitled in its capacity as a Lender to receive or request any information pursuant to the provisions hereof or any other Loan Document, the ZCOF Lenders shall not receive nor shall have a right to request such information to the extent that such information constitutes Strategic Sales Process Information unless the other bidders, prospective bidders, sponsor or prospective sponsor have also received such information as part of the sale process or Reorganization Plan. For the avoidance of doubt, nothing in this Section 5.01(s) or in any other provision of the Loan Documents shall limit or restrict the rights of ZCOF or any of its Affiliates, in their respective capacities as a sponsor or prospective sponsor of a Reorganization Plan, or a bidder or prospective bidder with respect to the sale of substantially all of the Borrower’s assets or a potential asset sale or Reorganization Plan transaction, to request and receive any information that a sponsor or prospective sponsor or bidder or prospective bidder is entitled to receive.

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent, and upon the request of the Administrative Agent or any Lender, to each such Lender making the request to the Borrower or the Administrative Agent, written notice of the following as soon as reasonably practicable (and, in any event, within five Business Days of the occurrence thereof):

(a) any Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto provided that if such Event of Default is cured before the expiration of the five (5) Business Day period described above, the Borrower shall not be required to provide notice thereof to the Administrative Agent;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Loan Party that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) the occurrence of a Casualty Event;

(d) the incurrence of any material Lien (other than Permitted Liens and the Carve-Out) on, or claim asserted against any of the Collateral (other than as a result of the filing of proofs of claims in the Chapter 11 Cases); and

(e) a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect or revoke or suspend any material contract, license, permit or agreement with any Governmental Authority.

SECTION 5.03 Existence; Businesses and Properties. Except as resulting from the Chapter 11 Cases, continue to:

(a) do or cause to be done all things reasonably necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and

(b) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except in all cases where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Loan Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business subject to condemnation and casualty events) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in all cases where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Loan Party in accordance with Section 6.04; (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Loan Party of any property, rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04 Insurance.

(a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Loan Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law and (vi) such other insurance against risks as the Administrative Agent may from time to time require (acting reasonably) (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent); provided that if and so long as an Event of Default has occurred and is continuing with respect to physical hazard insurance, neither the Administrative Agent nor the applicable Loan Party shall agree to the adjustment of any claim thereunder in excess of $1,000,000 without the consent of the other (such consent not to be unreasonably withheld or delayed).

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof (except with respect to cancellation as a result of a payment default, such cancellation shall not be effective until at least 10 days after receipt by Administrative Agent of written notice thereof) and if an endorsement providing such notice is commercially impracticable by the Borrower’s carrier, the Borrower will use its commercially reasonable efforts to provide thirty (30) days or ten (10) days, as applicable, notice to the Administrative Agent prior to the cancellation, material reduction in amount or material change in coverage, (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

(c) Notify the Administrative Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Loan Party; and as soon as practicable deliver to the Administrative Agent a duplicate original copy of such policy or policies.

(d) With respect to Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e) Deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

(f) No Loan Party that is an owner of Mortgaged Property shall knowingly take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Mortgaged Property, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05 Obligations and Taxes.

(a) Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, subject to the approval of the Bankruptcy Court in the Chapter 11 Cases and to the restrictions set forth in this Agreement, pay its Indebtedness and other obligations in accordance with their terms and pay and discharge promptly when due and payable all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof.

(b) Timely and correctly file all Tax Returns required to be filed by it, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c) The Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.06 Employee Benefits. Subject to the applicable provisions of the Bankruptcy Code and except as a result of the Chapter 11 Cases (including the effects of the Chapter 11 Cases on the funding of the Plans), (a) except as could not reasonably be expected to have a Material Adverse Effect, with respect to any Plan, comply in all respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within ten (10) days after any Responsible Officer of any Company knows or has reason to know, that any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Loan Parties or any of their ERISA Affiliates in an aggregate amount exceeding $1,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Loan Parties propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Loan Party or any ERISA Affiliate from a Multiemployer

Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or the Multiemployer Plan as the Administrative Agent shall reasonably request.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings. Keep proper books of record and account (i) in which full, true and correct entries are made in conformity with all Requirements of Law (ii) in form permitting financial statements conforming with GAAP to be derived therefrom and (iii) in which all dealings and transactions in relation to its business and activities are recorded. Each Loan Party will permit any representatives designated by the Administrative Agent or any Lender (in the case of any Lender only, during the continuance of a Default or an Event of Default) to visit and inspect the financial records and, subject to the rights of tenants, the property of such Loan Party upon reasonable prior notice during regular business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender (in the case of any Lender only, during the continuance of an Event of Default) to discuss the affairs, finances, accounts and condition of any Loan Party with and be advised as to the same by the officers and employees thereof and the independent accountants therefor, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any Lender (in the case of any Lender only, during the continuance of an Event of Default) may request; provided, that unless a Default or an Event of Default is continuing, the Borrower shall not be required to pay the expenses of more than one such visit per calendar year; provided further, notwithstanding anything to the contrary herein but subject to and without limiting the provisions of Section 5.01(s) hereof, no ZCOF Lender shall be entitled in its capacity as a Lender to the rights of a Lender under this Section 5.07 to the extent the information available or provided hereunder constitutes Strategic Sales Process Information. The Borrower shall be permitted to reasonably coordinate the visits and inspections of individual Lenders to minimize inconvenience.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12.

SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.

(a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Loan Party to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Loan Party shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Loan Parties commencing activities reasonably likely to cure such Default, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within forty-five (45) days after such request, at the expense of the Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

(c) Each Loan Party that is an owner of Mortgaged Property shall not install nor permit to be installed in the Mortgaged Property any Hazardous Materials, other than in compliance with applicable Environmental Laws.

SECTION 5.10 Meetings with Lenders. On a bi-weekly basis, or otherwise at the reasonable request of the Administrative Agent, hold, or be available to hold, a meeting (at a mutually agreeable location and time or telephonically) with the Lenders (each, in its capacity as a lender) and management of the Borrower regarding the financial results and operations of the Loan Parties and monitoring any developments in the Chapter 11 Cases; provided that, notwithstanding anything to the contrary herein, no ZCOF Lender or representative or advisor thereof shall be permitted to attend any of such meetings.

SECTION 5.11 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents or the Financing Orders but is not so subject (but in any event excluding any assets described in the last sentence of paragraph (b) of this Section 5.11), promptly (and in any event within thirty (30) days after the acquisition thereof) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall reasonably deem necessary to grant to the Collateral Agent, for its benefit and for the benefit of the other applicable Secured Parties, a Lien on such property having the priority specified in the Financing Orders, and (ii) to the extent not already created and/or perfected, take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document or the Financing Orders and not already perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien under the Financing Orders or the Security Documents against such after-acquired properties.

(b) With respect to any person that is or becomes a Subsidiary after the Closing Date (other than (i) any Foreign Subsidiary that is not a direct Subsidiary of a Loan Party and (ii) any Subsidiary of any Foreign Subsidiary), promptly (and in any event within 30 days after such person becomes a Subsidiary) (A) deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary that are owned by any Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the relevant Loan Party, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (B) cause such new Subsidiary (other than a Foreign Subsidiary or Subsidiary of a Foreign Subsidiary) (1) to execute a Joinder Agreement or such comparable documentation to become a Guarantor, a joinder agreement to the applicable Security Document or Financing Order, substantially in the form annexed thereto, and a joinder agreement to the Intercompany Note and (2) to the extent not already created and/or perfected, to take all actions reasonably necessary or advisable in the opinion of the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c) At the request of the Administrative Agent or Collateral Agent, as soon as practicable, grant to the Collateral Agent, within sixty (60) days of the acquisition thereof, a first priority (subject only to the Permitted Senior Liens and the Carve-Out) security interest in and Mortgage on (i) each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date, and (ii) each leased Real Property of such Loan Party, in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). At the request of the Administrative Agent, the applicable Loan Party shall execute such Mortgages and documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected Liens having the priority specified in the Financing Orders. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the respective Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all applicable taxes, fees and other charges payable in connection therewith shall be paid in full when due and payable. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Liens of any existing Mortgages or new Mortgages against such after-acquired Real Property.

SECTION 5.12 Security Interests; Further Assurances. The Interim Order shall be sufficient and conclusive evidence of the validity, perfection, and priority of the Liens securing the Obligations without the necessity of filing or recording any financing statement, deed of trust, mortgage, assignment or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of any other action (including, for the avoidance of doubt, entering into any deposit account control agreement or securities account control agreements) to validate or perfect the Liens or to entitle the Liens to the priorities granted herein. Notwithstanding the foregoing, as soon as reasonably practicable, upon the reasonable request of the Collateral Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents, the Financing Orders, the Lien Assignment Agreements or otherwise deemed by the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens as permitted by the applicable Security Document or the Financing Orders, or use commercially reasonable efforts to obtain any consents or waivers as may be necessary or appropriate in connection therewith.

Deliver or cause to be delivered to the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Collateral Agent as the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents or the Financing Orders. Upon the exercise by the Collateral Agent or Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or Collateral Agent may reasonably require. If the Administrative Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent. Further, each Loan Party shall cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Documents and this Agreement. Within 30 days after (a) a request by Administrative Agent or Lenders to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by Administrative Agent that Borrower has failed to comply with Section 5.15, Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to Administrative Agent in its reasonable business judgment as to Loan Parties’ ownership of such Oil and Gas Properties and Collateral Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.15.

SECTION 5.13 Information Regarding Collateral.

(a) Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 10 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent or Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the applicable Secured Parties in the Collateral, if applicable. Each Loan Party agrees, as soon as practicable, to provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property, in each case if different than the location relating to such Collateral set forth in the schedules to the Security Agreement or the most recent supplement thereto.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent a supplement to the schedules to the Security Agreement or confirmation that there have been no changes to the information set forth in such schedules since the date of the Security Agreement or the last supplement thereto provided pursuant to this Section 5.13(b).

SECTION 5.14 Subordination of Loans. Each Loan Party covenants and agrees that any existing and future loans or notes owing by a Loan Party to a Subsidiary that is not a Loan Party shall be Subordinated Indebtedness.

SECTION 5.15 Title Evidence and Opinions. Borrower shall from time to time upon the reasonable request of Administrative Agent, take such actions and execute and deliver such documents and instruments as Administrative Agent shall require to ensure that Administrative Agent shall, at all times, have received satisfactory title evidence, which title evidence shall be in form and substance acceptable to Administrative Agent in its sole discretion and shall include information regarding the before payout and after payout ownership interests held by the Loan Parties, for all Wells located on the Oil and Gas Properties, covering at least 90% of the present value of the Proved Reserves of Borrower as determined by Administrative Agent.

SECTION 5.16 Maintenance of Property. Each Loan Party shall maintain their owned or leased Property in good condition and repair, normal wear and tear excepted and maintain their operated Property, as a reasonably prudent operator would, in good condition and repair, normal wear and tear excepted; provided that no item of equipment needs to be repaired, renewed, replaced, or improved, if Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of Borrower; and, further each Loan Party shall abstain from, knowingly or willfully permitting the Release of any Hazardous Material in, on or about the owned, leased or operated Property except in compliance with applicable Environmental Law, the Release of which could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

SECTION 5.17 Cooperation with Advisors. Each of the Loan Parties will use commercially reasonable efforts to cooperate and assist Advisors hired by or at the discretion of the Administrative Agent to enable such Advisors to perform the services for which they were engaged, including, without limitation, promptly providing such information and documents as such Advisors may reasonably request.

SECTION 5.18 Compliance with Laws. Each Loan Party shall comply, in all material respects, with all applicable Requirements of Law. Without limiting the foregoing, each Loan Party shall obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant Collateral Agent an Acceptable Security Interest in at least 90% by value (or if an Event of Default exists and is continuing, at least 100% by value of at the request of the Collateral Agent) of the Proved Reserves attributable to the Loan Parties’ Oil and Gas Properties.

SECTION 5.19 Leases; Development and Maintenance. Borrower shall (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of Borrower (except where the amount thereof is being contested in good faith by appropriate proceedings and except where the non-payment or non-performance of which could not reasonably be expected to result in a diminution in the aggregate value of Borrower’s Oil and Gas Properties by more than 1%), (b) in all material respects, do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Requirement of Law and any other Requirement of Law of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the Leases, wells, units and acreage to which the Oil and Gas Properties of Borrower pertain in a prudent manner consistent with industry standard practices.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts due and payable under any Loan Document have been paid in full, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except, upon Loan Parties obtaining all requisite approvals from the Bankruptcy Court and solely to the extent contemplated under the Monthly Forecast and 13-Week Projection (with the exception of clauses (a)(ii), (b), (g) and (h) of Section 6.01):

(a) Indebtedness incurred under (i) this Agreement and the other Loan Documents and (ii) the Indebtedness under the Unsecured Notes and the related Unsecured Bond Documents;

(b) (i) Indebtedness outstanding on the Petition Date and listed on Schedule 6.01(b) and (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(c) Indebtedness permitted by Section 6.03(e);

(d) Indebtedness incurred after the Petition Date in respect of Purchase Money Obligations and Capital Lease Obligations, in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(e) Indebtedness in respect of bid, performance or surety, appeal or similar bonds issued for the account of and completion guarantees provided by any Company assuring payment of contingent liabilities of the Borrower in connection with the operation of the Oil and Gas Properties, including, with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(f) Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(h) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; Indebtedness in respect of letters of credit, surety bonds and other credit assurances and similar obligations of a like nature and assuring payment of contingent liabilities of the Borrower in connection with the operation of Properties, including with respect to plugging and abandonment of its Properties; provided, that the then maximum obligations owing with respect to such Indebtedness shall not exceed $1,500,000 in the aggregate at any time; and

(i) Indebtedness under Hedging Agreements so long as such Hedging Agreement(s) are used solely as part of its normal business operations as a risk management strategy or hedge against changes resulting from market operations (and not as a means to speculate for investments purposes and trends and shifts in financial or commodities markets).

Notwithstanding the foregoing, no Indebtedness permitted in this Sections 6.01 shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the super priority administrative expense claims of the Administrative Agent and Lenders except as specifically set forth herein or in the Financing Orders.

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except, upon Loan Parties obtaining all requisite approvals from the Bankruptcy Court and solely to the extent that the Indebtedness and other obligations or liabilities secured by such security interest, mortgage, pledge, lien, charge or other encumbrance are contemplated under the Monthly Forecast and 13-Week Projection (with the exception of clauses (a),(b),(c), (d), (f), (h), (j), (m) and (n) of this Section 6.02) (collectively, the “Permitted Liens”):

(a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien or (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b) Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, including, without limitation, carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of the business of any Loan Party, and (i) which do not in the aggregate materially detract from the value of the property of the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Loan Parties, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c) any Lien in existence on the Petition Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness or (ii) interfering with the ordinary conduct of the business of the Companies at such Real Property or materially detract from the value or use of the Real Property to which they apply;

(e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default;

(f) Liens arising by virtue of deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that such Liens shall in no event encumber any property other than cash and Cash Equivalents and the aggregate amount of deposits at any time pursuant to this paragraph (f) shall not exceed $500,000 in the aggregate;

(g) Leases of the properties of any Loan Party, in each case entered into in the ordinary course of such Loan Party’s business; provided, however, with respect to any properties acquired by a Loan Party after the Closing Date which are mortgaged under Section 5.11(c), and which are encumbered by existing Lease(s) on the date of such acquisition, such Lease(s) shall be Permitted Liens so long as (i) such Lease(s) are subordinate by their terms to the Administrative Agent’s Liens with respect to such Mortgaged Property, or (ii) the applicable Loan Party obtains a subordination non-disturbance and attornment agreement from each tenant thereunder in form and substance reasonably satisfactory to Administrative Agent or (iii) the applicable Loan Party is unable to obtain such subordination, non-disturbance and attornment agreement despite its commercially reasonable efforts to do so and the Lease is otherwise reasonably satisfactory to Administrative Agent;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business in accordance with the past practices of such Loan Party;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(d); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and other account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) the Carve-Out;

(l) Liens granted pursuant to the Financing Orders or the Security Documents to secure the Secured Obligations;

(m) licenses of Intellectual Property granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties;

(n) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Indebtedness for borrowed money and that are taken into account in computing the Net Revenue Interests and Working Interests of Borrower set forth in any Reserve Report warranted in the Security Documents or in this Agreement;

(p) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements, and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into by Borrower, or any Guarantor, in the ordinary course of business provided that (i) such Liens are taken into account in computing the Net Revenue Interests and Working Interests of Borrower set forth in any Reserve Report warranted in the Security Documents or this Agreement, (ii) such Liens do not secure borrowed money, (iii) such Liens secure amounts that are not yet due, or not yet delinquent, or if delinquent, are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor and (iv) such Liens are limited to the Properties that are the subject of such agreements; and

(q) Liens on cash collateral which secures Indebtedness permitted under Section 6.01(i) hereof;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Financing Orders or the Security Documents. Notwithstanding the foregoing, Liens permitted under Sections 6.02(a) through (n) shall at all times be junior and subordinate to the Liens under the Loan Documents and the Financing Orders, other than the Carve-Out and the Permitted Senior Liens. The prohibition provided for in this Section 6.02 specifically includes, without limitation, the Borrower, any Loan Party, any Committee, or any other party-in-interest in the Chapter 11 Case or any successor case to priming or creating pari passu to any claims, Liens or interests of the Administrative Agent and the Lenders any Lien (other than for the Carve-Out and the Permitted Senior Liens) irrespective of whether such claims, Liens or interests may be “adequately protected” (unless the Obligations and adequate protection claims will be paid in full in cash upon the granting of any such Lien and the Commitments terminated).

SECTION 6.03 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person or any Oil and Gas Properties or activities related to Oil and Gas Properties, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract except, upon Credit Parties obtaining all requisite approvals from the Bankruptcy Court and to the extent contemplated under the Monthly Forecast and 13-Week Projection (with the exception of clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (d), (e) (all of the foregoing, collectively, “Investments”), the following shall be permitted:

(a) Investments outstanding on the Petition Date and identified on Schedule 6.03(a);

(b) the Loan Parties may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms and historical practice, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(c) loans and advances to directors, employees and officers of the Borrower and the other Subsidiaries for bona fide business purposes, in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(d) Investments (i) by the Borrower in any Guarantor, (ii) by a Guarantor in another Guarantor and (iv) by a Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note;

(e) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Loan Party’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(f) Investments made by the Borrower or any other Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.04;

(g) other investments in an aggregate amount not to exceed the amounts set forth in, and for the purposes set forth in the 13-Week Budget; provided, however, that it shall not be deemed a breach of this clause (g) if the amount of any such investments exceed the limits set forth in the 13-Week Budget by amounts less than the Permitted Variance;

(h) by a Loan Party consisting of Contingent Obligations permitted under Section 6.01(f); and

(i) Investments made by the Borrower or any Subsidiary in Hedging Agreements permitted hereunder.

SECTION 6.04 Mergers;Consolidations; Acquisitions; Dispositions. Each Loan Party shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase or otherwise acquire (in one or a series of related transactions any part of the property (whether tangible or intangible) of any person, dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets (other than in the ordinary course) or agree to do so at a future time except to the extent contemplated and expressly authorized under the Monthly Forecast and 13-Week Projection and, as applicable, upon Loan Parties obtaining all requisite approvals from the Bankruptcy Court except to the extent that such sale is contemplated under a Reorganization Plan or the Asset Purchase Agreement and, in each case, consented to by the Administrative Agent and Required Lenders and only to the extent that Loan Parties have obtained all requisite approvals from the Bankruptcy Court with respect to such sale.

SECTION 6.05 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Loan Party, except that the following shall be permitted:

(a) any Subsidiary of Borrower (i) may pay cash Dividends to the Borrower or any Wholly Owned Subsidiary of the Borrower and (ii) if such Subsidiary is not a Wholly Owned Subsidiary of Borrower, may pay cash Dividends to its shareholders generally so long as the Borrower or its Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary);

(b) (i) to the extent actually used by Borrower to pay such taxes, costs and expenses, (ii) payments by the Subsidiaries of Borrower to or on behalf of Borrower in an amount sufficient to pay out-of-pocket legal, accounting and filing costs, incidental expenses and other expenses in the nature of corporate overhead in the ordinary course of business of Borrower and (iii) payments by the Subsidiaries of Borrower to or on behalf of Borrower in an amount sufficient to pay trustee’s fees and other fees, costs and expenses incurred by Borrower associated with the Chapter 11 Cases in accordance with the 13-Week Budget; provided that the aggregate amount of all Dividends and distributions made pursuant to Section 6.05(b)(i) and (ii) shall not exceed $200,000 during the term of this Agreement; and

(c) Permitted Tax Distributions by the Borrower, so long as such amounts are (i) used to pay Taxes attributable to such entity (or any Subsidiary of such entity) or are to be distributed to the payor of such Taxes and (ii) in accordance with the 13-Week Budget.

SECTION 6.06 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Loan Party (other than between or among the Borrower and one or more Guarantors), other than on terms and conditions at least as favorable to such Loan Party as would reasonably be obtained by such Loan Party at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted to the extent contemplated under the Monthly Forecast and 13-Week Projection:

(a) Dividends permitted by Section 6.05;

(b) Investments permitted by Sections 6.03(d) and (e);

(c) reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and reimbursement arrangements, in each case approved by the Board of Directors and consistent with the historical practice of the Loan Parties;

(d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e) The Borrower or any of its Subsidiaries may enter into employment, non-competition or confidentiality agreements with their employees in the ordinary course of business; and

(f) transactions conducted in the ordinary course of business on a basis consistent with past practices with Borrower and its Subsidiaries or with joint ventures to which Borrower or any Subsidiary is a party relating to the purchase or sale of inventory and equipment and operational, management and technical services.

SECTION 6.07 Compliance with 13-Week Budget. Permit unfavorable variances from the 13-Week Budget that could have the effect of materially impairing (i) the Loan Parties’ operations or (ii) the Borrower’s ability to confirm a Reorganization Plan or consummate a sale of substantially all of its assets, in each case, as contemplated hereunder.

SECTION 6.08 Prepayments of Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:

(a) except as specifically set forth in the Financing Orders and contemplated under the Monthly Forecast and 13-Week Projection or permitted by the Bankruptcy Court after a notice and hearing, make (or give any notice in respect thereof) any voluntary or optional payment or mandatory prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change in Control or otherwise, of, (i) any Subordinated Indebtedness, (ii) the Unsecured Notes, except, in any such case in connection with the refinancing thereof as permitted pursuant to Section 6.01;

(b) amend or modify, or permit the amendment or modification of, any provision of any Subordinated Indebtedness, in any manner that is adverse in any material respect to the interests of the Lenders;

(c) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) and, in each case, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders;

(d) make any payments or transfer, or agree to any setoff or recoupment, with respect to any Pre-Petition claim, Pre-Petition Lien or Pre-Petition Indebtedness, except as approved by order of the Bankruptcy Court; or

(e) amend or modify, or permit the amendment or modification of, (i) any Financing Order without the prior written consent of the Administrative Agent or (ii) any First Day Order except for amendments or modifications which are not in any way adverse in any material respect to the interests of the Agents or Lenders in such capacities.

SECTION 6.09 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law; (ii) this Agreement, the other Loan Documents, the Unsecured Bond Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; (iv) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.04 pending the consummation of such sale; (vii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity.

SECTION 6.10 Limitation on Issuance of Capital Stock. With respect to the Borrower or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest.

SECTION 6.11 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Administrative Agent.

SECTION 6.12 Business. With respect to the Borrower and its Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which the Borrower and its Subsidiaries are engaged on the Petition Date and businesses that are similar, complementary or reasonably related to or are reasonable extensions thereof.

SECTION 6.13 Limitation on Accounting Changes. Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or are required by GAAP.

SECTION 6.14 Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.15 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Unsecured Bond Documents, as in effect on the Closing Date; and (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Obligations.

SECTION 6.16 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.16).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

SECTION 6.17 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or regulation promulgated thereunder with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, the executive order, any related enabling legislation or any other similar executive orders (collectively, “Executive Orders”), or (2) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

SECTION 6.18 Gas Imbalances, Take-or-Pay or Other Prepayments. No Loan Party shall allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of Loan Parties which would require such Loan Party to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than that which do not result in the Loan Parties having net aggregate liability in excess of $250,000.

SECTION 6.19 Critical Vendor and Other Payments. The Loan Parties shall not make or agree to make (a) any Pre-Petition “critical vendor” payments or other payments on account of any creditor’s Pre-Petition unsecured claims, (b) payments on account of claims or expenses arising under Section 503(b)(9) of the Bankruptcy Code, or (c) payments under any plan or on account of any claim that requires approval pursuant to Section 503(c) of the

Bankruptcy Code, except in each case in amounts and on terms and conditions that (y) are approved by order of the Bankruptcy Court and (z) are expressly permitted by the terms of the Loan Documents and the 13-Week Budget or as otherwise expressly permitted under the First Day Orders.

SECTION 6.20 Pre-Petition Indebtedness. Except as provided in the Financing Orders or other orders entered by the Bankruptcy Court or permitted by the Bankruptcy Court after a notice and hearing, the Loan Parties shall not make any adequate protection payments on account of any Pre-Petition Indebtedness.

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee. The Guarantors hereby, jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby, jointly and severally, agree that if the Borrower or other Guarantors shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor.

To the extent permitted by law, the Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. To the extent permitted by law, the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party to another Loan Party permitted pursuant to Section 6.01(c) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note.

SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, subject to the terms of the Financing Orders, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213 to the extent permitted thereunder.

SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Guarantor owned by a Loan Party or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document or the Financing Orders and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor owed by a Loan Party, the pledge of such Equity Interests to the Administrative Agent pursuant to the Security Agreement and the Financing Orders shall be released, and the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents and the Financing Orders.

SECTION 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, and the Lenders and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings, or any representation, warranty, statement or information contained in any, certificate, or other document furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.02, 5.03(a), 5.08, or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after written notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) any Loan Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations) incurred or entered into after the Petition Date, when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness entered into after the Petition Date if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; provided that, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $5,000,000 at any one time;

(g) Reserve;

(h) the title of the Loan Parties to any of the Oil and Gas Properties that is a Mortgaged Property, or any material part thereof, shall become the subject matter of litigation before any Governmental Authority or arbitrator which could be reasonably be expected to have a Material Adverse Effect with respect to such Loan Party’s title to such Oil and Gas Properties;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $5,000,000 (exclusive of amounts covered by insurance for which coverage is not denied) in respect of obligations arising after the Petition Date shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Loan Party to enforce any such judgment;

(j) one or more ERISA Events arising after the Petition Date shall have occurred (other than any ERISA Event that arises out of (i) any Loan Party’s seeking of a funding waiver under Code Section 412(c), (ii) failing to satisfy the minimum funding standard prior to or during the pendency of any funding waiver request or (iii) attempting to terminate any of the pension plans listed on Schedule 3.17, each such event arising out of (i)-(iii), hereinafter called an “Excluded ERISA Event”) that, when taken together with all other such ERISA Events that have occurred after the Petition Date (other than an Excluded ERISA Event), could reasonably be expected to result in liability for any Loan Party and its ERISA Affiliates or the imposition of a Lien on any properties of any Loan Party , in either event in an amount which could reasonably be expected to have a Material Adverse Effect;

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents or the Financing Orders (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document or the Financing Orders)) in favor of the Collateral Agent, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, such Security Document or the Financing Orders) security interest in or Lien on the Collateral covered thereby;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the payment of Obligations;

(m) the Loan Parties shall fail to achieve the Milestones set forth in Schedule M by the dates specified therein (or such later date as may be agreed to by the Administrative Agent in its sole discretion);

(n) a termination of the Asset Purchase Agreement shall have occurred except as the result of the Borrower entering into a replacement asset purchase agreement in accordance with the Borrower’s bidding procedures motion; or

(o) the occurrence of any of the following in the Chapter 11 Cases:

(i) the entry of an order or ruling (which has not been withdrawn, dismissed or reversed): (w) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement (unless such financing is proposed to refinance and pay in full the Obligations due under this Agreement with the termination of all related lending commitments thereunder; (x) to grant any Lien other than Permitted Liens and the Carve-Out upon or affecting any Collateral without the prior written consent of the Administrative Agent and the Required Lenders (unless the granting of such Lien is simultaneous with a refinancing to pay in full in cash all Obligations due under this Agreement); or (y) except as provided in the Financing Orders, to use cash collateral of Administrative Agent under Section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent;

(ii) the filing of any Reorganization Plan or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by any Loan Party (y) which plan does not propose to provide for the payment in full in cash of all Obligations under this Agreement or is not otherwise satisfactory to Administrative Agent and Required Lenders, or (b) if such plan does not propose payment in full in cash of all Obligations under this Agreement, in each case to which the Administrative Agent and the Required Lenders do not consent or otherwise agree to the treatment of their claims hereunder;

(iii) the entry of an order in the Chapter 11 Cases confirming a Reorganization Plan that does not contain a provision for termination of the Commitments and repayment in full in cash of all of the Obligations under this Agreement, to which the Administrative Agent and the Required Lenders do not consent or otherwise agree to the treatment of their claims;

(iv) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents, the Interim Order or the Final Order (except with respect to ministerial changes) without the written consent of the Administrative Agent and the Required Lenders or the filing of a motion for reconsideration with respect to the Interim Order or the Final Order;

(v) the Final Order is not entered on or before the date that is thirty-five (35) days after the Petition Date (which date, at the request of the Borrower and with the consent of the Administrative Agent and the Required Lenders, may be extended for another five (5) Business Days), or prior to or immediately following the expiration of the Interim Order;

(vi) the entry of an order allowing any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against any Agent, any Lender or any of the Collateral;

(vii) the appointment of an interim or permanent trustee in the Chapter 11 Cases or the appointment of a receiver or an examiner in the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, the business, the reorganization of such Loan Party (or any Loan Party seeks or acquiesces in such relief);

(viii) the sale without the Administrative Agent’s and the Required Lenders’ consent, of all or substantially all of the assets of the Loan Parties through a sale under Section 363 of the Bankruptcy Code, through a confirmed Reorganization Plan in the Chapter 11 Cases, or otherwise (or any Loan Party seeks or acquiesces in such relief) that does not provide for payment in full in cash of the Obligations and termination of Lenders’ Commitments;

(ix) the dismissal of the Chapter 11 Cases, or the conversion of the Chapter 11 Cases from cases under Chapter 11 to cases under Chapter 7 of the Bankruptcy Code (except as consented to by the Administrative Agent and the Required Lenders) or any Loan Party shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code, conversion of the Chapter 11 Cases or otherwise;

(x) other than pursuant to the First Day Orders or the Financing Orders, the entry of a final order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral having value in excess of $2,500,000, or (y) with respect to any Lien on or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority, which in either case would have a Material Adverse Effect;

(xi) Reserved;

(xii) the entry of an order in the Chapter 11 Cases avoiding or requiring disgorgement of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents;

(xiii) the failure of any Loan Party to perform any of its material obligations under the Interim Order or the Final Order, which materially and adversely affects the interests of any of the Lenders, taken as a whole, the Administrative Agent as reasonably determined by the Administrative Agent and the Required Lenders, as the case may be;

(xiv) except as otherwise provided by the Financing Orders, the entry of an order in the Chapter 11 Cases granting any other super priority administrative claim or Lien equal or superior to that granted to Administrative Agent, on behalf of itself and/or the Secured Parties;

(xv) termination of the exclusive period for the Loan Parties to file a plan of reorganization in the Chapter 11 Cases; or

(xvi) any of the Loan Parties’ return of goods constituting Collateral pursuant to Section 546(g) of the Bankruptcy Code other than in accordance with any such program (y) approved pursuant to a First Day Order, or (b) otherwise approved by the Bankruptcy Court.

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from the Bankruptcy Court (but subject to any applicable provisions of the Loan Documents and the Financing Orders) by notice to the Borrower, take any or all of the following actions, at the same or different times:

(A) terminate the Commitments whereupon the obligation of each Lender to make any Loan shall immediately terminate;

(B) declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate;

(C) increase the rate of interest applicable to the Loans to the interest rate specified in Section 2.06(c);

(D) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind (except as provided in the Loan Documents and the Financing Orders), all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding;

(E) direct any or all of the Loan Parties to sell or otherwise dispose of any or all of the Collateral on terms and conditions reasonably acceptable to the Agents and the Required Lenders pursuant to Sections 363, 365 and other applicable provisions of the Bankruptcy Code and the Administrative Agent (on behalf of the Lenders) shall have the right to “credit bid” the allowed amount of the Lenders’ claims during any sale of all or substantially all of the Collateral, including, without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any Reorganization Plan subject to confirmation under section 1129(b)(2)(A)(iii) of the Bankruptcy Code (and, without limiting the foregoing, direct any Loan Party to assume and assign any lease or executory contract included in the Collateral to the Administrative Agent’s designees in accordance with and subject to Section 365 of the Bankruptcy Code,

(F) enter onto the premises of any Loan Party in connection with an orderly liquidation of the Collateral, and/or

(G) exercise any rights and remedies provided to such Agent under the Loan Documents or at law or in equity, including all remedies provided for under the UCC and, pursuant to the Interim Order and the Final Order.

Upon the occurrence and during the continuance of an Event of Default and the exercise by the Administrative Agent, on behalf of the Lenders, of their rights and remedies under this Agreement and the other Loan Documents, the Borrower shall use commercially reasonably efforts to assist the Administrative Agent and the Lenders in effecting a sale or other disposition of the Collateral upon such terms as are reasonably acceptable to the Administrative Agent and the Required Lenders.

ARTICLE IX

COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

SECTION 9.01 Collateral Account.

(a) The Administrative Agent is hereby authorized to establish and maintain a restricted deposit account at a depository institution, in Administrative Agent’s discretion, in the name of the Administrative Agent, designated “Delta Petroleum Collateral Account” and shall, promptly upon opening or so designating such deposit account, notify Loan Parties of the name of the depository institution and the account number. Each Loan Party shall deposit into the Collateral Account from time to time (i) the cash proceeds of any of the Collateral (including pursuant to any disposition thereof) to the extent contemplated herein or in any other Loan Document, (ii) the cash proceeds of any Casualty Event with respect to Collateral, to the extent contemplated herein or in any other Loan Document, and (iii) any cash such Loan Party is required to pledge as additional collateral security hereunder pursuant to the Loan Documents.

(b) The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. So long as no Event of Default has occurred and is continuing or will result therefrom, the Administrative Agent shall within one (1) Business Day of receiving a request of the applicable Loan Party for release of cash proceeds from the Collateral Account constituting Net Cash Proceeds relating to any Casualty Event or Asset Sale remit such cash proceeds on deposit in the Collateral Account to or upon the order of such Loan Party, so long as such Loan Party has delivered to Administrative Agent a certificate from the chief financial officer of Borrower certifying that such disbursement is permitted hereunder. At any time following the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if

instructed by the Required Lenders as specified herein, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Obligations in the manner specified in Section 9.03 hereof and shall provide written notice of any such application. The Loan Parties shall have no right to withdraw, transfer or otherwise receive any funds deposited in the Collateral Account except to the extent specifically provided herein.

(c) Amounts on deposit in the Collateral Account shall be invested and reinvested from time to time in Cash Equivalents as the applicable Loan Party (or, after the occurrence and during the continuance of an Event of Default, the Administrative Agent) shall determine by written instruction to the Administrative Agent, or if no such instructions are given, then as the Administrative Agent, in its sole discretion, shall determine which Cash Equivalents shall be held in the name and be under the control of the Administrative Agent (or any sub-agent); provided that at any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Obligations in the manner specified in Section 9.03 hereof.

SECTION 9.02 Reserved.

SECTION 9.03 Application of Proceeds. The proceeds received by the Administrative Agent or Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent or the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by Administrative Agent or the Collateral Agent pursuant to this Agreement, promptly by the Administrative Agent or the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) and any fees, premiums and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 9.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.01 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent and Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender that holds Loans or has Commitments hereby irrevocably designates and appoints the Administrative Agent and Collateral Agent as an agent of such person under this Agreement. Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent to consent, on behalf of each Lender, to the Interim Order (to the extent that the Administrative Agent and Required Lenders have consented to such Interim Order in accordance with the provisions hereof) and the Final Order.

SECTION 10.02 Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

SECTION 10.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.

SECTION 10.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

SECTION 10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through or delegate any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 10.06 Successor Agent.

(a) Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice, the Required Lenders shall have the right to appoint a successor to such Agent from among the Lenders; and so long as no Default has occurred and is continuing, with the consent of the Borrower (such approval not to be unreasonably withheld). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after such retiring Agent gives notice of its resignation, then such retiring Agent may, on behalf of the Lenders, appoint a successor to such Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, such retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor to such Agent with the approval of the Borrower (which approval shall not be unreasonably withheld). Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article X and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent. Notwithstanding anything herein to the contrary, no ZCOF Lender or any Affiliate of a ZCOF Lender shall be a successor Agent hereunder.

SECTION 10.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

SECTION 10.08 Reserved.

SECTION 10.09 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower or the Guarantors and without limiting the obligation of the Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing or in any way related to the Chapter 11 Case; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 10.10 Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining prior written consent of the Administrative Agent and the Required Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of the Administrative Agent or the Required Lenders and as provided in Section 8.01.

SECTION 10.11 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and Collateral Agent (as applicable), or as the Required Lenders may require or otherwise direct the Administrative Agent or Collateral Agent, for the benefit of all Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

SECTION 10.12 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 2.14(a) or (c), each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.12. The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:

(a)	if to any Loan Party, to the Borrower at:

Delta Petroleum Corporation

370 Seventeenth Street, Suite 4300

Denver, CO 80202

Attention:  Chief Financial Officer

Telecopier No.: (303) 298-8251;

with copies to (which shall not constitute notice):

Davis Graham & Stubbs LLP

1550 17th Street

Suite 500

Denver Colorado 80202

Attention:  Ronald Levine, II.

Telecopier	No.: (303)-892-7400

(b)	if to the Administrative Agent, to it at:

Whitebox Advisors LLC

3033 Excelsior Blvd.

Minneapolis, MN 55416

Attention:  Jake Mercer

Telecopier No.: (612) 253-6100

with a copy to (which shall not constitute notice):

Brown Rudnick LLP

Seven Times Square

New York, NY 10036

United States of America

Attention:  Robert Stark, Esq.

Andreas	Andromalos, Esq.
Telecopier	No.: (617) 856-8200

Email: RStark@brownrudnick.com

(c) if to a Lender, to it at its address (or telecopier number) set forth on the applicable Lender Addendum or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopier or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

(d) Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to Section 11.01(g)) be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 11.01(f)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(e) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(f) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at JMercer@whiteboxadvisors.com or at such other e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that the Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its employees, agents, officers or directors have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

SECTION 11.02 Waivers; Amendment.

(a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as provided in paragraphs (c) and (d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (and, to the extent that Whitebox Advisors LLC is serving as the Administrative Agent at such time, the Administrative Agent) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount or premium of any Loan or reduce the rate of interest thereon, or reduce any Fees payable hereunder, or change the currency of payment of any Obligation, without the written consent of each Lender affected thereby;

(iii) postpone or extend the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv) change Section 2.13(b) or (c), Section 9.03 or the definition of “Pro Rata Share”, in each case, in a manner that would alter the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vi) release any Guarantor from its Guarantee (except as expressly provided in Article VII), or limit its liability in respect of such Guarantee, without the written consent of each Lender; or

(vii) release all or substantially all of the Collateral from the Liens under the Financing Orders or the Security Documents or alter the relative priorities of the Obligations entitled to the Liens under the Financing Orders or the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (2) no such agreement shall increase the aggregate amount of Commitments (or increase the principal amount of outstanding Loans) without the prior written consent of the Required Lenders, (3) no such agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent without the prior written consent of the Collateral Agent and (4) no such agreement shall amend, modify or otherwise affect the rights or duties of any or all ZCOF Lenders in a manner that directly affects, in a disproportionate manner, any or all ZCOF Lenders as compared to the effect on other Lenders. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding anything to the contrary contained in this Section 11.02, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 11.02(b).

(c) If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.02(b) (other than clause (iii) of such Section), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace (subject to the last sentence of Section 11.02(b)) all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.15 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

SECTION 11.03 Expenses; Indemnity.

(a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, Collateral Agent and Lenders, including the reasonable fees, charges and disbursements of Advisors for the Administrative Agent, Collateral Agent and Lenders, in connection with the syndication of the Loans and Commitments, the preparation, execution and delivery of the Loan Documents, the administration of the Loans and Commitments, the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that except as set forth in Section 11.03(e) the Lenders shall be reimbursed for the costs and expenses that they incurred in connection with such administration solely while an Event of Default has occurred and is continuing;

(ii) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and Collateral Agent, including the reasonable fees, charges and disbursements of Advisors for the Administrative Agent and Collateral Agent, in connection with any action, suit or other proceeding affecting the Collateral or any part thereof, in which action, suit or proceeding the Administrative Agent and/or Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the reasonable judgment of the Administrative Agent or Collateral Agent to defend or uphold the Liens granted pursuant to the Financing Orders or by the Security Documents (including any action, suit or proceeding to establish or uphold the compliance of the Collateral with any Requirements of Law);

(iii) all costs and expenses incurred by the Administrative Agent, Collateral Agent or any Lender, including the reasonable fees, charges and disbursements of Advisors for the Administrative Agent, Collateral Agent or any Lender, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the Loans made hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; and

(iv) all of the reasonable out-of-pocket fees and expenses of the Advisors in connection with the preparation, reproduction, delivery and review of pleadings, documents and reports related to the Chapter 11 Cases (including, without limitation, the Loan Documents) and any subsequent case under Chapter 7 of the Bankruptcy Code, attendance at meetings, court hearings or conferences related to the Chapter 11 Cases and any subsequent case under Chapter 7 of the Bankruptcy Code, and general monitoring of the Chapter 11 Cases and any subsequent case under Chapter 7 of the Bankruptcy Code.

(b) The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender and each Affiliate of any of the foregoing persons and each of their respective partners, controlling persons, directors, officers, trustees, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, penalties, judgments, suits and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents, (ii) any actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Loan Party at any time, or any Environmental Claim related in any way to any Loan Party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Loans, the release of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender. All amounts due under this Section 11.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(d) To the extent that the Borrower fails to promptly pay any amount required to be paid by it to the Agents under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any of the Agents in its capacity as such.

(e) The Loan Parties agree, jointly and severally, to pay, within 30 days after the entry of the Interim Order, all out-of pocket expenses (including the fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to ZCOF) incurred by ZCOF from the period commencing on December 16, 2011 through and including the Closing Date in connection with the Chapter 11 Cases and the preparation, execution and delivery of the Loan Documents provided that the Loan Parties shall not be required to reimburse ZCOF for any such expenses under this Section 11.03(e) in excess of $115,000.

SECTION 11.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender shall have the right at any time to assign to an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided (i) that except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, any assignment made in connection with the primary syndication of the Commitment and Loans by the Administrative Agent or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the event of contemporaneous Assignments to or by two or more Approved Funds), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of the Borrower to such assignee under Section 2.11, 2.12 or 2.14 shall be limited to the amount, if any, that would have been payable thereunder by the Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be null and void to effect such assignment or transfer and instead shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with and subject to the limitations on sales of participations set forth in this Section 11.04. Notwithstanding any provisions set forth herein, to the extent that ZCOF Lender assigns to any of its Affiliates all or any portion of its rights and/or obligations under this Agreement, such rights and obligations assigned to such Affiliate shall be subject to all of the restrictions, limitations and other provisions herein applicable to the ZCOF Lender.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’ s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender shall have the right at any time, without the consent of the Borrower, any Loan Party or the Administrative Agent, to sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this

Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such participation is recorded in the register described in the last sentence of this Section 11.04(e). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 (subject to the requirements and limitations of Section 2.14) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.13(c) as though it were a Lender. Each Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at one of its offices a register on which it records the names and addresses of its Participants, and the amount and terms of its participations.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.11, 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that, with respect to any Loans, the documentation governing or evidencing such collateral assignment or pledge shall provide that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 11.04 concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan under this Agreement unless the requirements of this Section 11.04 concerning assignments are fully satisfied.

(h) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the used of a paper-based recording system, as the case may be, to the extent and as provided for under any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.13, 2.14 and 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized (notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion to, hearing before, or order from, the Bankruptcy Court) but subject in all cases to the provisions of the Financing Orders, at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York. Each Loan Party hereby consents and agrees that the Bankruptcy Court (or if the reference is withdrawn, the applicable United States District Court) shall have exclusive jurisdiction to hear and determine any claims or disputes between the Loan Parties, Agents and the Lenders pertaining to this Agreement or any of the other Loan Documents related to this Agreement or to any other matter arising out of or relating to this Agreement; provided, that Agents, the Lenders and the Loan Parties acknowledge that any appeals from the Bankruptcy Court may have to be heard by a court other than the Bankruptcy Court; provided, further, that nothing in this Agreement shall be deemed or operate to preclude Agents from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agents. Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any court, and each Loan Party hereby waives any objection that such Loan Party may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Loan Party hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to such Loan Party at the address set forth in Section 11.01 of this Agreement and that service so made shall be deemed completed upon the earlier of such Loan Party’s actual receipt thereof or three (3) days after deposit in the United States mail, proper postage prepaid.

(b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

SECTION 11.10 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan

Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12 Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to potential lenders, pledgees under Section 11.04(g) and Participants, and then only if such potential lender or Participant has agreed to be bound by the terms of this Section 11.12 (provided that if such potential lender or participant is not a commercial lending institution or fund that makes or holds bank loans in the ordinary course of its business the consent of the Borrower shall be required prior to such disclosure and such consent shall not affect the Borrower’s consent rights provided for in Section 11.04) and any other confidentiality agreement entered into by such Agent or such Lender with respect to such Confidential Information, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign Governmental Authority or regulatory authority or examiner regulating such Lender Party (including the National Association of Insurance Commissioners), (d) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or such professional advisor) agrees to be bound by the provisions of this Section 11.12, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder in a related court proceeding so long as such Confidential Information is (i) filed under seal with the applicable court, (ii) used in a manner consistent with any applicable protective order entered by any applicable court proceeding, or (iii) as may be agreed between the Administrative Agent and the Borrower and (f) when required by it, to S&P, Administrative Agent, provided that, prior to any such disclosure, each such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender. Neither any Agent nor any Lender shall disclose any Confidential Information to any person in contravention of any confidentiality agreement entered into by such Agent or such Lender. “Confidential Information” means information concerning the Borrower of any of its direct or indirect shareholders, or any of their respective employees, directors, or Subsidiaries, or Affiliates received by any Agent or any Lender on a confidential basis from the Borrower or any other person under or pursuant to this Agreement or any other Loan Document including without limitation financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of the Borrower or any other person on a confidential basis in connection with this Agreement and the Loan Documents, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any of its direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates or any of their respective agents or representatives.

SECTION 11.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 11.14 Lender Addendum. Each Lender to become a party to this Agreement on the Closing Date shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

SECTION 11.15 Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder with respect to any Guarantee or granting of any Lien on any property shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any other Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the other Loan Parties.

SECTION 11.16 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA

PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 11.17 Parties including the Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Loan Party, the bankruptcy estate of each Loan Party, and any trustee, other bankruptcy estate representative or any successor-in-interest of any Loan Party in the Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Agents and Lenders and their respective assigns, transferees and endorsees. The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Chapter 11 Case or any other bankruptcy case of any Loan Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Administrative Agent file financing statements or otherwise perfect its Liens under applicable law. No Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the express written consent of the Agents and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Loan Party without the prior express written consent of Agents and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Loan Party, Agents and Lenders with respect to the transactions contemplated hereby and no person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

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Borrower: Delta Petroleum Corporation, as Borrower

By:	/s/ Kevin K. Nanke
	Name:	Kevin K. Nanke
	Title:	CFO

Signature Page to Amended and Restated Senior Secured Debtor-in-Possession Credit Agreement

GUARANTORS:

DPCA, LLC, as a Guarantor

By:	/s/ Kevin K. Nanke
	Name:	Kevin K. Nanke
	Title:	CFO Delta Petroleum Corporation Sole Member and Manager

DLC, INC, as a Guarantor

By:	/s/ Kevin K. Nanke
	Name:	Kevin K. Nanke
	Title:	Treasurer & CFO

DELTA PIPELINE, LLC, as a Guarantor

By:	/s/ Kevin K. Nanke
	Name:	Kevin K. Nanke
	Title:	CFO Delta Petroleum Corporation Sole Member and Manager

DELTA EXPLORATION COMPANY,INC., as a Guarantor

By:	/s/ Kevin K. Nanke
	Name:	Kevin K. Nanke
	Title:	Treasurer & CFO

CEC, INC., as a Guarantor

By:	/s/ Kevin K. Nanke
	Name:	Kevin K. Nanke
	Title:	Treasurer

Signature Page to Amended and Restated Senior Secured Debtor-in-Possession Credit Agreement (Guarantors)

Administrative Agent and Collateral Agent: WHITEBOX ADVISORS LLC, as Administrative Agent and Collateral Agent

By:	/s/ Mark Strefling
	Name:	Mark Strefling
	Title:	CLO

Signature Page to Amended and Restated Senior Secured Debtor-in-Possession Credit Agreement